EXHIBIT 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

PROTO LABS, INC.

THE RAPID MANUFACTURING GROUP LLC

and

THE MEMBERS OF THE RAPID MANUFACTURING GROUP LLC

November 16, 2017

i

4.21	Notes and Accounts Receivable	29
4.22	Inventories	29
4.23	Outstanding Indebtedness	29
4.24	Bank Accounts	29
4.25	Suppliers and Customers	29
4.26	Product Warranties	30
4.27	Product Liability	30
4.28	Certain Business Practices	30
4.29	FCPA	30
4.30	Sales Representatives, Dealers and Distributors	30
4.31	Conflicts of Interest	31
4.32	Computer Systems	31
4.33	No Other Representations and Warranties	33
Article V	Representations and Warranties of Purchaser	33
5.1	Corporate Organization and Qualification	33
5.2	Authority; Binding Agreement	33
5.3	Consents and Approvals; No Violation	34
5.4	Purchaser Common Stock	34
5.5	Litigation	35
5.6	Brokerage	35
5.7	Investigation	35
5.8	SEC Documents	35
5.9	Acknowledgment by Purchaser	35
Article VI	Additional Covenants and Agreements	36
6.1	Conduct of Business of the Company Entities	36
6.2	Certain Actions to Close Transactions	38
6.3	Access to Information	39
6.4	Intentionally Omitted	39
6.5	Exclusivity	39
6.6	Publicity	40
6.7	Tax Matters	40
6.8	Non-Solicitation of Certain Individuals	42
6.9	Confidentiality	43
6.10	Listing; Transfer Agent	43
6.11	Director and Officer Liability and Indemnification	44
6.12	Other Bonus Payments	44
6.13	Members’ Release	45
Article VII	Conditions to Closing	45
7.1	Conditions to Obligations of the Company and the Members	45
7.2	Conditions to Obligations of Purchaser	46
7.3	Waiver of Conditions	47
Article VIII	Termination; Amendment; Waiver	47
8.1	Termination by Mutual Consent	47

ii

8.2	Termination by Either Purchaser or the Company	47
8.3	Termination by Purchaser	48
8.4	Termination by the Company	48
8.5	Effect of Termination	48
8.6	Extension; Waiver	49
Article IX	Indemnification	49
9.1	Survival	49
9.2	Indemnification by the Members	50
9.3	Indemnification by Purchaser	50
9.4	Claims	51
9.5	Limitations	54
9.6	Materiality Qualifiers	56
9.7	Company Indemnification of Members	56
9.8	Escrowed Funds	56
9.9	Recourse	56
9.10	Exclusive Remedy	57
9.11	Rep and Warranty Insurance Policy	57
Article X	Miscellaneous and General	57
10.1	Payment of Expenses	57
10.2	Modification or Amendment	58
10.3	Waiver	58
10.4	Notices	58
10.5	Entire Agreement; Assignment	59
10.6	Parties in Interest	59
10.7	Severability	60
10.8	Validity	60
10.9	Neutral Construction	60
10.10	Headings; Construction	60
10.11	Governing Law; Waiver of Jury Trial	61
10.12	Consent to Jurisdiction	61
10.13	Counterparts	61
10.14	Further Assurances; Cooperation After Closing	61
10.15	Member Representative	62
10.16	Representation of the Members and their Affiliates	62
10.17	Specific Performance	63
Article XI	Definitions	63
11.1	Defined Terms	63

Schedule I – Schedule of Members; Change of Control Payment Recipients

Exhibit 2.3(a)(ii) – Form of Escrow Agreement

Exhibit 2.3(b)(v) – Form of Perimeter Road Lease

Exhibit 7.2(c) – Required Consents

Exhibit 11.1(a) – Closing Working Capital Principles

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is dated as of November 16, 2017, by and among Proto Labs, Inc., a Minnesota corporation (“Purchaser”), The Rapid Manufacturing Group LLC, a New Hampshire limited liability company (the “Company”), each Person listed on Schedule I attached hereto under the heading “Members” (each such Person individually, a “Member” and, collectively, the “Members”), and James L. Jacobs, II, as the Member Representative (as defined below).

BACKGROUND

A.     The Members, collectively, own all of the issued and outstanding membership interests of the Company (the “Interests”).

B.     The Members desire to sell to Purchaser all of the Interests and Purchaser desires to purchase all of the Interests from the Members, upon the terms and subject to the conditions contained in this Agreement.

C.      Concurrently with the execution and delivery of this Agreement and in connection with the consummation of the transactions contemplated hereby, James L. Jacobs II is entering into a Non-Competition Agreement, which will be effective as of the Closing.

D.     Concurrently with the execution and delivery of this Agreement and in connection with the consummation of the transactions contemplated hereby, the Company will have entered into an Agreement to Dispose of Certain Proprietary Data and Machine Learning Models with Paperless Parts, Inc., a Delaware corporation and an Affiliate of the Company (“Paperless Parts”).

E.      Concurrently with the execution and delivery of this Agreement and in connection with the consummation of the transactions contemplated hereby, Paperless Parts will have entered into a Non-Hire Agreement with the Company, which will be effective as of the Closing.

F.       On or about the date of this Agreement, Purchaser will enter into the Rep and Warranty Insurance Binder (including the form of the Rep and Warranty Policy), a copy of which will be provided to the Member Representative, reflecting the date of this Agreement as the Rep and Warranty Policy inception date.

AGREEMENT

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement agree as follows:

Article I
Aggregate Purchase Price; Purchase and Sale of Securities

1.1     Aggregate Purchase Price

For purposes of this Agreement, the term “Aggregate Purchase Price” means an amount equal to the sum of (a) and (b) below:

(a)     $110,000,000.00;

(i)     minus the aggregate amount of all Indebtedness of the Company as of the Closing (the “Closing Indebtedness”);

(ii)    minus the amount of all Company Transaction Expenses;

(iii)   plus the amount of the Net Working Capital Adjustment;

(iv)   plus the total amount of Cash on Hand;

(v)    minus the total amount of the Change of Control Cash Payments; and

(vi)   minus an amount of $500,000 to provide for reimbursement of certain Member Representative Expenses in accordance with Section 10.15(b) (the “Representative Fund”); and

(b)     plus the value of the Stock Consideration.

1.2     Purchase and Sale of Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing each Member agrees to sell to Purchaser, and Purchaser agrees to purchase from such Member, all right, title and interest in the Interests owned by such Member in exchange for (a) the portion of the cash portion of the Aggregate Purchase Price payable to each Member as set forth in Section 2.3(a), and (b) the issuance and delivery of an aggregate number of validly issued, fully paid and nonassessable shares of common stock of Purchaser, $0.001 par value per share (“Purchaser Common Stock”), issuable to each Member and certain of the Change of Control Payment Recipients on Schedule I at the direction of the Members pursuant to Section 1.4.

1.3     Estimated Closing Payment Calculation Statement. At least three (3) business days before the Closing, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Payment Calculation Statement”) setting forth (i) the Company’s good faith estimate of the amounts of (a) the Closing Indebtedness, (b) the Company Transaction Expenses, (c) the Closing Net Working Capital (and the Net Working Capital Adjustment calculated by reference thereto), (d) the Cash on Hand, and (e) Change of Control Cash Payments, and (ii) the calculation of the Closing Payment Amount based thereon. Schedule 1.3 sets forth the format for the calculation of the amounts described in this Section 1.3 and the payments to be made pursuant to Section 2.2 and Section 2.3(a). Upon reasonable written request, the Company shall provide Purchaser with reasonable access to the information used to prepare the estimated Closing Net Working Capital and the Net Working Capital Adjustment.

1.4     Purchaser Stock Issuance.

(a)     Total Purchaser Shares. The aggregate number of shares of Purchaser Common Stock to be issued to the Members and the Change of Control Payment Recipients shall be 118,140 (“Total Purchaser Shares”).

(b)     Allocation of Purchaser Shares. The Total Purchaser Shares shall be allocated among the Members and certain of the Change of Control Payment Recipients as set forth under the heading “Purchaser Common Stock” across from their names on Schedule I and distributed to the Members and the Change of Control Payment Recipients pursuant to Section 2.3(a)(iii).

Article II
Closing; Post-Closing Purchase Price True-up

2.1     Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Faegre Baker Daniels LLP, in Minneapolis, Minnesota, on a date (the “Closing Date”) that is not later than the third (3rd) business day after all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing), or on such other date as is mutually agreeable to Purchaser and the Member Representative. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously at the Closing. The Closing shall be deemed to take place after the close of business on the Closing Date.

2.2     Payment of Closing Indebtedness, Company Transaction Expenses, and Change of Control Cash Payments. At Closing, Purchaser shall pay and discharge (or cause to be paid and discharged):

(a)     all Closing Indebtedness as set forth on the certificate of Indebtedness (the “Certificate of Indebtedness”) and all Company Transaction Expenses evidenced on the Estimated Closing Payment Calculation Statement, by wire transfer of immediately available funds pursuant to written instructions provided to Purchaser by the Company concurrently with the delivery of the Estimated Closing Payment Calculation Statement. On or before the Closing Date, the Company will make arrangements reasonably satisfactory to Purchaser for such holders of Indebtedness to provide to Purchaser recordable form lien releases and other documents reasonably requested by Purchaser simultaneously with or promptly following the Closing; and

(b)     the amount of the Change of Control Cash Payments (including any amounts necessary to satisfy the withholding obligations on the portion of the Change of Control Payments payable in shares of Purchaser Common Stock) by wire transfer of immediately available funds to the Company’s payroll account for further distribution to the Change of Control Payment Recipients or applicable taxing authorities, as applicable, in a special payroll of the Company on the Closing Date.

2.3     Closing Transactions and Deliverables.

(a)     Delivery of Consideration. Subject to the conditions set forth in this Agreement, on the Closing Date, Purchaser shall:

(i)     pay or cause to be paid to the Members in accordance with their Ownership Percentages the estimated amount of the Closing Payment Amount as set forth on the Estimated Closing Payment Calculation Statement by wire transfer of immediately available funds, pursuant to written instructions delivered to Purchaser by the Members at least three (3) business days before the Closing Date;

(ii)     deposit (A) $900,000 (such sum, the “Indemnity Escrow Amount”) to be used to compensate the Purchaser Indemnified Parties for any Losses described in Article IX, (B) $200,000 (the “Special Claims Escrow Amount”) to be used to compensate the Purchaser Indemnified Parties for Losses described in Article IX related to matters identified on Schedule 9.2(e) under the heading “Special Litigation Claims” (hereinafter, the “Special Litigation Claims”), and (C) $200,000 (the “Working Capital Escrow Amount”) to be used to compensate the Purchaser for payments required to be made pursuant to Section 2.4, in each case to be held in escrow by Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), pursuant to the terms of the Escrow Agreement (the “Escrow Agreement”) among Purchaser, the Member Representative and the Escrow Agent in the form of Exhibit 2.3(a)(ii). The Indemnity Escrow Amount, the Special Claims Escrow Amount, and the Working Capital Escrow Amount, as adjusted from time to time to reflect any disbursements and payments made by the Escrow Agent pursuant to the terms of the Escrow Agreement, and income, if any, earned thereon, are referred to in this Agreement as the “Escrowed Funds”;

(iii)     issue and cause to be deposited with Wells Fargo Bank, National Association, Purchaser’s transfer agent (the “Transfer Agent”), non-certificated, restricted shares of Purchaser Common Stock represented by book-entry in the amounts set forth under the heading “Purchaser Common Stock” across from the names of the Members and certain of the Change of Control Payment Recipients on Schedule I. The shares of Purchaser Common Stock deposited with the Transfer Agent, together with any dividends or distributions received by the Transfer Agent with respect to such shares, are referred to collectively as the “Stock Consideration”; and

(iv)     deposit the amount of the Representative Fund to an account designated by the Member Representative.

(b)     Closing Deliveries by the Company and/or the Members. On the Closing Date, the Company and/or the Members will deliver to Purchaser:

(i)     assignments of membership interests evidencing the assignment of the Interests from each Member to Purchaser;

(ii)     a certificate of the Members and the manager of the Company, dated the Closing Date, stating that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(iii)     resignations of the officers and managers of the Company Entities as requested by Purchaser;

(iv)     the Escrow Agreement, duly executed by the Member Representative;

(v)     Lease in the form of Exhibit 2.3(b)(v) (the “Perimeter Road Lease”), duly executed by Rapid Real Estate, LLC, a New Hampshire limited liability company and an Affiliate of the Company;

(vi)     the Certificate of Indebtedness, certified by an appropriate officer of the Company;

(vii)     a payoff letter from each holder of Indebtedness listed on the Certificate of Indebtedness that lists all obligations of the applicable Company Entity to such Person as of the Closing Date, in each case with such Person (A) agreeing that payment of such amounts will satisfy all outstanding obligations of such Company Entity, (B) agreeing that all Security Interests on or with respect to such Company Entity will automatically be released upon the satisfaction of the conditions in such letter, and (C) if applicable, providing wire transfer instructions;

(viii)     a certificate from the manager of the Company, dated the Closing Date and executed by such manager, in a form satisfactory to Purchaser, certifying that attached thereto is a true, correct and complete copy of the (1) Organizational Documents of each Company Entity and (2) resolutions of the managers of the Company and resolutions of the Members authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated herein and therein;

(ix)     a good standing certificate, dated within ten (10) days before Closing, from the Secretary of State (or comparable Governmental Body) of each state in which a Company Entity was organized and each state in which such Company Entity is qualified to do business, each stating that such Company Entity is in good standing therein;

(x)     a subscription agreement, in form and substance reasonably satisfactory to Purchaser, duly executed by each of the Change of Control Payment Recipients set forth on Schedule I;

(xi)     those documents and information to be provided pursuant to Section 6.10(b) to the Transfer Agent, duly executed or completed by each recipient of Stock Consideration; and

(xii)     a true and correct non-foreign affidavit from each Member and each Company Entity, each dated on the Closing Date, and executed by such Person, each in a form satisfactory to Purchaser, and in form and substance required under the Treasury Regulations issued pursuant to section 1445 of the Code.

(c)     By Purchaser. On the Closing Date Purchaser will deliver to the Company:

(i)     a certificate of the chief executive officer of Purchaser, dated the Closing Date, stating that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied; and

(ii)     the Escrow Agreement, duly executed by Purchaser; and

(iii)     the Perimeter Road Lease, duly executed by Purchaser.

(d)     Waiver of Deliverables. All deliverables set forth in Sections 2.3(b) and 2.3(c) will be deemed to have been satisfied or waived from and after the Closing.

2.4     Post-Closing Purchase Price True-Up.

(a)     Within sixty (60) days after the Closing Date, Purchaser shall prepare, at Purchaser’s expense, and deliver to the Member Representative, a written statement (the “Final Closing Payment Calculation Statement”) setting forth Purchaser’s calculations (the “Purchaser’s Proposed Calculations”) of the amounts of (i) the Closing Indebtedness, (ii) the Cash on Hand, (iii) the Closing Net Working Capital (and the Net Working Capital Adjustment calculated by reference thereto), (iv) the Company Transaction Expenses and (v) the Change of Control Cash Payments. The Final Closing Payment Calculation Statement shall contain a recalculation of the Closing Payment Amount based on the foregoing amounts of Closing Indebtedness, Cash on Hand, the Net Working Capital Adjustment, the Company Transaction Expenses and the Change of Control Cash Payments.

(b)     Within forty-five (45) days after its receipt of the Final Closing Payment Calculation Statement (the “Response Period”), the Member Representative shall notify Purchaser in writing of its agreement or disagreement with the Final Closing Payment Calculation Statement and the accuracy of any of Purchaser’s Proposed Calculations in accordance with Section 2.4. During the Response Period, upon reasonable written request Purchaser shall grant the Member Representative and its accountants reasonable access to reasonably requested work papers, facilities, schedules and calculations used in the preparation of the Final Closing Payment Calculation Statement. If the Member Representative fails to notify Purchaser in writing of any dispute within the Response Period, which notice shall state the basis for the objection and shall be accompanied by the Member Representative’s alternative preparation of the Final Closing Payment Calculation Statement and set forth in reasonable detail the Member Representative’s calculation of the Closing Payment Amount based on the Closing Indebtedness, Cash on Hand, the Net Working Capital Adjustment, the Company Transaction Expenses and the Change of Control Cash Payments (the “Objection Notice”), then the Final Closing Payment Calculation Statement and Purchaser’s Proposed Calculations shall be conclusive and binding upon Purchaser and the Members. If the Member Representative delivers an Objection Notice to Purchaser in accordance with this Section 2.4(b), then the Member Representative and Purchaser shall in good faith attempt to resolve any remaining disputed items and if any of such items are not resolved within thirty (30) days of the receipt of the Objection Notice, then the Member Representative and Purchaser shall promptly select a mutually acceptable and nationally recognized independent accounting firm (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) within thirty (30) days of its engagement by conducting the Independent Accounting Firm’s own review and verification of the Final Closing Payment Calculation Statement. The Members, Purchaser and the Company shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The parties acknowledge that Deloitte U.S. is a mutually acceptable firm to be designated as the Independent Accounting Firm. Each of Purchaser and the Member Representative agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. Purchaser and the Member Representative shall each pay their own costs and expenses incurred under this Section 2.4(b). The Independent Accounting Firm’s fees and expenses shall be borne by Purchaser, on the one hand, and the Members, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by Purchaser and the Members from the resolution of the dispute. For example, if the Member Representative challenges an item by an amount of $100,000 but the Independent Accounting Firm determines that the Member Representative has a valid claim for only $40,000, then Purchaser shall bear 40% of the fees and expenses of the Independent Accounting Firm and the Members shall bear the other 60% of such fees and expenses. The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this Section 2.4(b), only the Remaining Disputed Items and the determination of each amount of the Remaining Disputed Items shall be made in accordance with the definitions set forth in this Agreement and the provisions set forth in Section 2.4(a) and this Section 2.4(b) and, in any event, shall be no less than the lesser of the amount claimed by either Purchaser or the Member Representative, and shall be no greater than the greater of the amount claimed by either Purchaser or the Member Representative.

(c)     Upon the determination, in accordance with Section 2.4(b), of the Final Closing Payment Calculation Statement and the final calculations of the amounts of the Closing Indebtedness, the Closing Net Working Capital (and the Net Working Capital Adjustment calculated by reference thereto), Cash on Hand, the Company Transaction Expenses and the Change of Control Cash Payments, the Closing Payment Amount shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Closing Payment Amount payable at Closing.

(i)     If the Closing Payment Amount as recalculated pursuant to this Section 2.4(c) is greater than the estimated Closing Payment Amount paid at Closing, then Purchaser shall pay or cause to be paid to the Members in accordance with their Ownership Percentages (pursuant to written instructions delivered to Purchaser by the Member Representative) the amount of any such excess in cash.

(ii)     If the Closing Payment Amount as recalculated pursuant to this Section 2.4(c) is equal to the estimated Closing Payment Amount paid at Closing, then no further payment shall be payable by Purchaser or the Members under this Section 2.4(c).

(iii)     If the Closing Payment Amount as recalculated pursuant to this Section 2.4(c) is less than the estimated Closing Payment Amount paid at Closing, then, the Member Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Purchaser from the Working Capital Escrow Amount in the Escrowed Funds an amount equal to the absolute value of such deficiency and, if such absolute value exceeds the Working Capital Escrow Amount held in the Escrowed Funds, then the Members, jointly and severally, shall pay to Purchaser the amount not satisfied by the Working Capital Escrow Amount, in cash, by wire transfer of immediately available funds.

(iv)     Any payments made pursuant to this Section 2.4(c) shall be made by wire transfer of immediately available funds no later than three (3) business days after the final determination referred to in the first sentence of this Section 2.4(c), and shall be deemed to be adjustments to the Closing Payment Amount for all Tax purposes. If, pursuant to Section 2.4(b), there is a dispute as to the Final Closing Payment Calculation Statement, Purchaser, on the one hand, and the Members, on the other hand, shall promptly pay to the other, as appropriate, in accordance with the first sentence of this Section 2.4(c)(iv), such amounts as are not then in dispute, pending final determination of such dispute pursuant to Section 2.4(b). After all payments required to be made pursuant to this Section 2.4(c) have been made, Purchaser and the Member Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the balance of the Working Capital Escrow Amount held in the Escrowed Funds, if any, to the Member Representative for the benefit of the Members.

Article III
Representations and Warranties of the Members

The Members represent and warrant to Purchaser that:

3.1     Capitalization. Each Member owns, beneficially and of record, the Interests set forth opposite such Member’s name on Schedule 3.1, free and clear of all Security Interests and transfer restrictions. No Member is the owner, directly or indirectly, of any other Capital Stock of any Company Entity. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Members to Purchaser at the Closing will be sufficient to transfer the Members’ entire interest, legal and beneficial, in the Interests. The Members have, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Interests. At Closing, each Member will deliver good and marketable title to the Interests, free and clear of all Security Interests and transfer restrictions. No Member is a party to any option, warrant, purchase right, contract or commitment (other than this Agreement) that could require such Member to sell, transfer or otherwise dispose of any Capital Stock of the Company.

3.2     Authority; Binding Agreement.

(a)     Each Member and the Member Representative has the requisite legal capacity (if applicable), power and authority (trustee authority or otherwise) to execute and deliver this Agreement and the other Transaction Documents to which such Member is a party, to perform such Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Member that is not an individual is a trust duly organized, validly existing and in good standing under the laws of the State of New Hampshire. No such Member is in violation of any of the provisions of its Organizational Documents.

(b)     The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by the Members of the transactions contemplated hereby and thereby have been duly and validly authorized, and approved by the necessary trust action, and no other actions or proceedings on the part of the Members are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the each Member and the Member Representative and, assuming this Agreement constitutes the valid and binding agreement of Purchaser, constitutes the legal, valid and binding agreement of the Company, each Member and the Member Representative, enforceable against each Member and the Member Representative in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations. The Transaction Documents to which the Member Representative or any Member is a party, other than this Agreement, when executed and delivered by the Member Representative or such Member who is a party to such Transaction Document, will have been duly and validly executed and delivered by the Member Representative and such Member, will each constitute a legal, valid and binding agreement of the Member Representative and such Member, enforceable against the Member Representative and such Member in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

3.3     Consents and Approvals; No Violation. Neither the execution, delivery or performance of this Agreement and the other Transaction Documents nor the consummation by the Company, the Members and the Member Representative of the transactions contemplated hereby or thereby will:

(a)     violate, conflict with or result in any breach of any provision of the Organizational Documents of any Member;

(b)     require any consent, approval, exemption, authorization or permit of, or registration, qualification, filing with or notification to, any Person, except (A) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (B) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Purchaser;

(c)     except  as required by the HSR Act and as set forth on Schedule 3.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which any Member or any assets or properties of any such Member may be bound, including any Material Agreement; or

(d)     assuming the consents, approvals, exemptions, authorizations or permits and registrations, qualifications, filings or notifications referred to in this Section 3.3 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to any Member or any assets or properties of any such Member.

3.4     Legal Actions. As of the date of this Agreement, there are no claims or Legal Actions pending or threatened against any Member that challenge the validity of this Agreement or the transactions contemplated hereby.

3.5     Brokers and Finders. Except for the fees and expenses payable to Bigelow LLC, which fees and expenses are reflected in its agreement with the Company, no Member has employed any investment banker, broker, finder, consultant, agent or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.6     Securities Matters.

(a)     Each Member that acquires Purchaser Common Stock under this Agreement is doing so for investment and for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same in violation of the Securities Act, this Agreement, or any other Applicable Law. Such Member understands that the shares of Purchaser Common Stock issued under this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed in this Section 3.6.

(b)     Each Member that acquires Purchaser Common Stock under this Agreement acknowledges that, as of the date hereof, it has been afforded access to information about Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, including to review Purchaser’s filings with the SEC. Such Member has sought such accounting, legal and Tax advice as it has considered necessary to make an informed decision with respect to its acquisition of Purchaser Common Stock. Such Member acknowledges that no party hereto nor any Affiliate or Representative of a party hereto has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained in this Agreement or set forth in filings with the SEC. Subject to the representations, warranties and covenants of Purchaser contained in this Agreement and the information set forth in filings with the SEC, such Member hereby agrees that neither Purchaser nor any of its Affiliates will have or be subject to any Liability or indemnification obligation to any Member or to any other Person resulting from the issuance of shares of Purchaser Common Stock to that Member.

(c)     Each Member that acquires Purchaser Common Stock under this Agreement, either alone or with the assistance of a financial advisor, has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the shares of Purchaser Common Stock and of protecting its interests in connection therewith. Such Member has the ability to bear the economic risk of this investment, including a complete loss of the investment.

(d)     Each Member that acquires Purchaser Common Stock under this Agreement understands that the shares of Purchaser Common Stock issued under this Agreement are characterized as “restricted securities” under Applicable Law inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such Applicable Law, the Purchaser Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Such Member acknowledges that the Purchaser Common Stock must be held indefinitely unless a sale of the Purchaser Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available.

(e)     Each Member that acquires Purchaser Common Stock under this Agreement understands and agrees that each book-entry record or certificate representing the Purchaser Common Stock, any securities issued in respect thereof or exchange therefor shall bear a legend in the following form (in addition to any other legend required under Applicable Law) so long as such a legend is required by Applicable Law:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(f)     Each Member that acquires Purchaser Common Stock under this Agreement has had the opportunity to consult its own Tax advisors with respect to the Tax consequences to such Member of the purchase, receipt or ownership of the Purchaser Common Stock, including the Tax consequences under Applicable Law. Such Member acknowledges that none of Purchaser, its Affiliates, or its Representatives makes or has made any representations or warranties to such Member regarding the Tax consequences to such Member of the receipt or ownership of the Purchaser Common Stock, including the Tax consequences under Federal, state, local and other Applicable Law and the possible effects of changes in such laws

(g)     Each Member that acquires Purchaser Common Stock under this Agreement, if an individual, is a resident of the state shown in the Company’s records. Such Member, if an entity, is duly organized, validly existing, and in good standing under the Applicable Law of its jurisdiction of formation, as reflected in the Company’s records.

Article IV
Representations and Warranties with Respect to the Company

The Company and the Members represent and warrant to Purchaser that:

4.1     Corporate Organization and Qualification. Each Company Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Hampshire and is qualified and in good standing as a foreign entity in each jurisdiction where the assets and properties owned, leased or operated or the business conducted by it require such qualification, except where the failure to so qualify or be in good standing has not had and could not reasonably be expected to have a Company Material Adverse Effect or adversely affect the Company’s ability to consummate the transactions contemplated hereby, which jurisdictions are set forth on Schedule 4.1. Each Company Entity has all requisite power and authority (limited liability company authority or otherwise) to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted. The Company has previously delivered to Purchaser true, complete and correct copies of the Organizational Documents, each of which is in full force and effect. No Company Entity is in violation of any of the provisions of its Organizational Documents. Schedule 4.1 sets forth the managers and officers of each Company Entity. The minute books (containing the records of meetings of its members and managers) and ownership interest records of each Company Entity that are in possession of the Company and that have been delivered to Purchaser are true, correct and complete, and record therein all actions taken by its members and managers which have been documented. The membership interest records and other records of each Company Entity that are in possession of the Company accurately reflect all issuances and record all transfers of each Company Entity’s membership interests.

4.2     Capitalization.

(a)     The equity interests of the Company consist of 86,160 units, all of which constitute the Interests. All of the Interests have been duly authorized and validly issued, and are held of record and beneficially by the Members as set forth on Schedule 4.2(a), free and clear of all Security Interests and transfer restrictions, and were not issued in violation of Applicable Law, the Organizational Documents, preemptive rights of any Person or any agreement to which the Company or any past or current member of the Company was or is a party. There are no outstanding or authorized options, warrants, calls, rights (including preemptive, purchase or subscription rights), conversion rights, exchange rights, or other contracts or commitments or any other agreements of any character which the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests of the Company. Except for the Change of Control Payments, there are no outstanding or authorized unit appreciation, phantom unit, unit plans, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, member agreements or other agreements or understandings with respect to the voting, sale or transfer of the equity interests of the Company. The Company is not subject to any right of first refusal, put, call, preemptive rights or anti-dilution agreements with respect to any of its equity interests.

(b)     Schedule 4.2(b) accurately sets forth the name, type of entity and jurisdiction of organization of each Subsidiary. All shares of Capital Stock of each Subsidiary (i) are owned, directly or indirectly, by the Company, free and clear of all Security Interests and transfer restrictions; (ii) are duly authorized and validly issued; and (iii) were issued in compliance with Applicable Law and any preemptive or similar rights. There are no options, warrants, puts, calls, rights, convertible or exchangeable securities, “phantom” unit rights, unit appreciation rights, unit-based performance units, commitments, contracts, arrangements or undertakings of any kind to which any Subsidiary is a party or by which it is bound (x) obligating such Subsidiary to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of Capital Stock of such Subsidiary, or (y) entitling any Person to any economic benefit based, directly or indirectly, on the value or price of any of the foregoing. No Subsidiary is or at any time has been insolvent within the meaning of Applicable Law.

4.3    Authority; Binding Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized, and approved by the necessary limited liability company action, and no other limited liability company actions or proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Purchaser, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) ((a) and (b), collectively, “Enforcement Limitations”). The Transaction Documents to which the Company is a party, other than this Agreement, when executed and delivered by the Company, will have been duly and validly executed and delivered by the Company, will each constitute a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

4.4     Consents and Approvals; No Violation. Neither the execution, delivery or performance of this Agreement and the other Transaction Documents nor the consummation by the Company, the Members and the Member Representative of the transactions contemplated hereby or thereby will:

(a)     violate, conflict with or result in any breach of any provision of the Organizational Documents of any Company Entity;

(b)     require any consent, approval, exemption, authorization or permit of, or registration, qualification, filing with or notification to, any Person, except (A) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (B) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Purchaser;

(c)     except  as required by the HSR Act and as set forth on Schedule 4.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which any Company Entity or any assets or properties of any Company Entity may be bound, including any Material Agreement; or

(d)     assuming the consents, approvals, exemptions, authorizations or permits and registrations, qualifications, filings or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to any Company Entity or any assets or properties of any Company Entity.

4.5     Title to Assets; Sufficiency and Condition.

(a)     Title to Assets. Except as set forth on Schedule 4.5, each of the Company Entities has good and marketable title to, or a valid leasehold interest in, the properties and assets (excluding intangible assets) used by it, located on its premises, or shown on the consolidated balance sheet contained within the Most Recent Financial Statements (the “Most Recent Balance Sheet”) or acquired after the date thereof, free and clear of all Security Interests, except for the properties and assets (excluding intangible assets) disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

(b)     Sufficiency and Condition. The assets owned and leased by the Company Entities are sufficient to conduct the Company’s business as it is currently being conducted. Each of such assets that is a tangible asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

4.6     Subsidiaries. Other than the Subsidiaries, the Company does not, directly or indirectly, own any equity interest in any other Person and does not control the business or affairs of any other Person. No Subsidiary directly or indirectly owns any equity interest in any other Person or controls the business or affairs of any other Person. No Company Entity is obligated to make any investment in or capital contribution to any other Person.

4.7     Financial Statements; Liabilities.

(a)     Attached hereto as Schedule 4.7(a) are the following financial statements of the Company Entities (collectively the “Financial Statements”): (i) unaudited consolidated balance sheet, and consolidated statements of income and members’ equity, and cash flows of the Company Entities as of and for the fiscal year ended December 31, 2016 and the reviewed balance sheets and statements of income and members’ equity and cash flows of NH Rapid Machining, LLC and Rapid Sheet Metal, LLC as of and for the fiscal years ended December 31, 2015 and 2014; and (ii) unaudited balance sheet and statements of income and members’ equity, and cash flows of the Company Entities (the “Most Recent Financial Statements”) as of and for the nine-month period ended September 30, 2017 (the “Most Recent Fiscal Month End”). The Financial Statements present fairly, in all material respects, the financial position of the applicable Company Entities as of the dates thereof, and the results of operation of the applicable Company Entities for the periods indicated. The Financial Statements are consistent with the books and records of the applicable Company Entities, which books and records are true, correct and complete in all material respects. The Financial Statements have been prepared in conformity with GAAP (except that the Most Recent Financial Statements do not contain the footnotes required by GAAP) and fairly present in all material respects the financial position of the applicable Company Entities at the dates of the balance sheets included therein and the results of their operations for the respective periods indicated therein (subject, in the case of the Most Recent Financial Statements, to customary year-end adjustments).

(b)     Except as set forth on the face of the Most Recent Balance Sheet or on Schedule 4.7(b), the Company Entities have no Liabilities other than (i) normal or recurring liabilities or obligations incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and either discharged before or on the Closing Date or accounted for in the calculation of Closing Net Working Capital; (ii) obligations under contracts and commitments that are not in default by more than 90 days and did not result from a breach; and (iii) obligations arising under this Agreement or the other Transaction Documents.

(c)     The Financial Statements have been prepared in accordance with the books, records and accounts of the Company Entities, all of which accurately and fairly reflect in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Company Entities. The systems of internal accounting controls maintained by the Company Entities are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.8     Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4.8, since December 31, 2016, there has not been any material adverse change in the business, condition (financial or otherwise), properties, operations, or results of operations, of the Company Entities. Except as set forth on Schedule 4.8, since December 31, 2016:

(a)     no Company Entity has sold, leased, transferred, or assigned any assets, tangible or intangible, except for sales of inventory in the ordinary course of business or incurred any liabilities in excess of $25,000, except for the purchase of raw material inventory in the ordinary course of business;

(b)     no Company Entity has entered into any material agreement, contract, lease, or license outside the ordinary course of business, including any Material Agreement;

(c)     no party (including any Company Entity) has accelerated, terminated, made material modifications to, canceled or failed to renew, or received any threat from a third party that any of the foregoing would occur, with respect to any Material Agreement;

(d)     no Company Entity has imposed or had imposed any Security Interest upon any of its assets or properties, tangible or intangible;

(e)     except for the Indebtedness being paid off at the Closing, no Company Entity has created, incurred, assumed, or guaranteed more than $10,000 in aggregate Indebtedness for borrowed money and capitalized lease obligations;

(f)     there has been no change made or authorized in the Organizational Documents of any Company Entity;

(g)     no Company Entity has issued, sold, or otherwise disposed of any securities or other Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock, or issued any unit appreciation, phantom unit, unit plans, profit participation or similar rights with respect to any Company Entity, except for the Change of Control Payments;

(h)     no Company Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

(i)     no Company Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 individually or $25,000 collectively;

(j)     no Company Entity has paid any liability or obligation, or discharged or satisfied any Security Interest, other than payment of current liabilities in the ordinary course of business or those securing liabilities or obligations not in excess of $10,000 individually or $25,000 collectively;

(k)     no Company Entity has canceled or compromised any debt or claim, or waived or released any right of material value, in excess of $10,000 individually or $25,000 collectively, other than in exchange for the full fair value thereof;

(l)     no Company Entity has experienced any strike, work stoppage or lockout or encountered any labor union organizing activities by or among its employees;

(m)     no Company Entity has made any acquisition of any properties or assets having in the aggregate a fair market value in excess of $10,000 individually or $25,000 collectively;

(n)     no Company Entity has made any change in accounting methods or principles applicable to its business, including changes in estimates or valuation methods, ceased making accruals consistent with past practice, or made or caused to be made any restatement of value of any properties or assets in the Financial Statements (other than annual restatements of inventory values in the ordinary course of business);

(o)     no Company Entity has elected, revoked or amended any material Tax election, settled or compromised any claim or assessment with respect to Taxes, executed any closing agreement or any other agreement with respect to Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any Tax returns;

(p)     no Company Entity has increased the compensation payable, or to become payable, to any of its officers or employees who received W-2 compensation of $50,000 or more during calendar year 2016, or made any bonus payment or similar arrangement with, or increased the scope or nature of any fringe benefits provided for, such officers or employees, except for the Change of Control Payments;

(q)     no Company Entity has adopted any new Employee Benefit Plan or amended any existing Employee Benefit Plan (except to the extent required by Applicable Law);

(r)     no Company Entity has accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

(s)     no Company Entity has delayed or accelerated payment of any account payable or other liability or obligation beyond or in advance of its due date or the date when such liability or obligation would have been paid in the ordinary course of business;

(t)     no Company Entity has taken or omitted to take any action, or entered into any transaction, outside the ordinary course of business; and

(u)     no Company Entity has committed to any of the foregoing.

4.9     Legal Compliance. Each Company Entity has complied, and is in compliance, in all material respects with Applicable Law, and no Legal Action or notice has been filed or commenced against a Company Entity alleging any failure so to comply.

4.10   Permits. Each Company Entity holds and maintains, and has at all times held and maintained, all material licenses, permits, approvals, franchise rights and other authorizations (collectively, the “Permits”) from all Governmental Bodies and other Persons which are necessary for the lawful conduct of its business and its use and occupancy of its assets and properties in the manner heretofore conducted, used and occupied. All of such material Permits are set forth on Schedule 4.10 and are valid, in good standing and in full force and effect and each Company Entity has duly performed in all material respects all of its obligations under such Permits. None of the Permits is subject to any proceeding for revocation or modification and no approval or consent of any Person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated hereby. True, correct and complete copies of such Permits have previously been delivered to Purchaser.

4.11   Tax Matters.

(a)     Each Company Entity has filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by a Company Entity for any period or portion of a period ending on or prior to the Closing Date (whether or not shown on any Tax Return) (i) have been paid or (ii) are fully reserved for in the Most Recent Balance Sheet and will be fully reserved for in the calculation of Closing Net Working Capital. No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return which has not yet been filed.

(b)     There is no pending dispute or claim concerning any Tax Liability of any Company Entity and, to the Knowledge of the Company, no such dispute or claim is threatened, other than with respect to matters which have been fully resolved.

(c)     Schedule 4.11(c) lists all federal, state, local, and foreign Tax Returns for taxable periods ended on or after December 31, 2014, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company Entities since December 31, 2014. No Company Entity has waived any statute of limitations in respect of Taxes which has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency which has continuing effect.

(d)     No Company Entity is a party to any Tax allocation or sharing agreement that will have continuing effect after the Closing. No Company Entity has been a member of an Affiliated Group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law filing a consolidated federal Tax Return.

(e)     In the five (5) years before the date of this Agreement, no claim has been made in writing by an authority in a jurisdiction where a Company Entity does not file any Tax Return that such Company Entity is or may be subject to taxation by such jurisdiction.

(f)     All Taxes that any Company Entity is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, member, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Body or other Person. All Tax information reporting requirements of or with respect to each Company Entity have been satisfied in full.

(g)     Each Company Entity has been Taxed as a partnership for all Income Tax purposes or has been a disregarded entity for all Income Tax purposes since its formation or other date set forth on Schedule 4.11(g).

(h)     The transactions contemplated hereby will not adversely impact the qualification of any Company Entity for any exemption from Tax or Tax incentive currently available under any Applicable Law.

(i)     Rapid Sheet Metal, LLC was a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since January 1, 2006 until July 1, 2015. During this period Rapid Sheet Metal, LLC had made valid elections to be Taxed in a comparable fashion under comparable state, local or foreign Tax law, where applicable.

(j)     There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company Entity.

4.12     Real Property.

(a)     None of the Company Entities own, or have ever owned, any real property. Schedule 4.12(a) lists all real property leased or occupied by the Company Entities or which a Company Entity has the right to lease or occupy (the “Leased Real Property”, and any agreement pursuant to which a Company Entity occupies the Leased Real Property being referred to as a “Real Property Lease” and collectively as the “Real Property Leases”). The Leased Real Property may also be referred to as the “Real Property.” A list of the Real Property Leases and all amendments thereto is set forth on Schedule 4.12(a).

(b)     Schedule 4.12(b) sets forth all real property formerly leased by the Company Entities by street address.

(c)     All of the real estate used by any Company Entity in the conduct of its business are included in the Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. The Company has not received written notice of, and to the Knowledge of the Company, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property that would adversely affect in any material respect the current use of the Real Property. No Company Entity has received written notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring any Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(d)     Subject to (i) proper authorization and execution of such lease by the other parties thereto and subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, and (ii) the Permitted Exceptions, each Real Property Lease is valid, binding, and in full force and effect, in all material respects, and neither a Company Entity nor, to the Knowledge of the Company, any other party to any Real Property Lease is in material breach thereunder. The Company has provided to Purchaser true, correct and complete copies of each of the Real Property Leases and all material amendments, modifications, or other agreements related thereto, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are set forth on Schedule 4.12(a). Each Real Property Lease constitutes the entire agreement between the parties thereto, and there are no other material agreements, whether oral or written, between the parties in connection with the Leased Real Property. Subject to proper authorization and execution of each Real Property Lease by the other parties thereto and further subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, each Company Entity holds a valid and existing leasehold interest under its applicable Real Property Lease, free and clear of any Security Interest except (i) Permitted Exceptions, and (ii) Security Interests and other encumbrances on the fee title to the real property on which the Leased Real Property is situated. No estoppel certificates have been given by any Company Entity to any mortgagee or other third party. No Company Entity is currently contesting any material operating costs, real property taxes or assessments or other charges payable by the tenant under any Real Property Lease. There are no purchase options, rights of first refusal, first option or other rights held by any Company Entity with respect to any Real Property Lease, or the real estate and/or buildings affected by any Real Property Lease except as set forth in the Real Property Leases.

(e)     All material approvals of Governmental Bodies required in connection with the use of the Leased Real Property as it is currently used by the Company Entities have been received.

4.13   Intellectual Property.

(a)     Schedule 4.13(a) identifies each of the following, along with the applicable jurisdiction(s)/territory(ies) of each item and the applicable application number, registration number or patent number of each item: each patent or registration owned by a Company Entity with respect to any of its Intellectual Property, each pending patent application or application for registration owned by a Company Entity with respect to any of its Intellectual Property, each material license, agreement, or other permission which a Company Entity has granted to any third party with respect to any of its Intellectual Property (together with any exceptions), each material trade name and trademark used by a Company Entity in connection with any of its businesses, each domain name owned by a Company Entity, and each registered copyright owned by a Company Entity. With respect to each item of Intellectual Property required to be identified in Schedule 4.13(a) and all other Intellectual Property used in each Company Entity (other than Intellectual Property listed on Schedule 4.13(d) or not required to be listed thereon due to an exception in Section 4.13(d)) (and except as set forth on Schedule 4.13(a):

(i)     the applicable Company Entity possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(ii)     the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)     no Legal Action is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(iv)     no Company Entity has received any written communications from any third party challenging the legality, validity, enforceability, use, or ownership of the item and there is no reasonable basis for any such claim;

(v)     (A) such item is valid, subsisting, and enforceable, (B) all filings necessary to maintain the effectiveness of such item have been made, and (C) there are no limitations, defects, or other circumstances or threats, pending or reasonably foreseeable, that could reasonably be expected to cause the invalidity, unenforceability, or other loss of such item;

(vi)     with respect to any item which is an application, such item is expected to issue substantially in its current form; and

(vii)     such item is not subject to any license rights or a taking by the U.S. government nor has the U.S. government begun any taking process.

(b)     No Company Entity has received any written claim or demand alleging any such infringement or violation nor any offer of license to Intellectual Property of a third party. The Company Entities collectively have the right to use (and upon consummation of the transactions contemplated hereby will have the right to use), without any obligation or liability whatsoever to make any payments by way of royalties, fees, or otherwise (except pursuant to agreements set forth on Schedule 4.13(b) or the nondisclosure of which would not constitute a misrepresentation under Schedule 4.13(b) and off the shelf software with a replacement cost of less than $10,000 used in day to day operations), all Intellectual Property used in the operation of the businesses or necessary for the ordinary course of the business.

(c)     Except as set forth on Schedule 4.13(c), (i) to the Knowledge of the Company, no third party has infringed upon or violated any Intellectual Property rights of the Company Entities, and (ii) no Company Entity has made any written claims or threats alleging any such infringement or violation by any party.

(d)     Schedule 4.13(d) identifies each material item of Intellectual Property that any third party owns and that a Company Entity uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required to be identified in Schedule 4.13(d):

(i)     the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)     neither the applicable Company Entity nor any other party to the license, sublicense, agreement, or permission is in breach or default;

(iii)     with respect to any item as to which the Company has rights, the item is not subject to any outstanding Legal Order;

(iv)     with respect to any item as to which a Company Entity has exclusive rights, no Legal Action is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(v)     with respect to any item as to which a Company Entity does not have any exclusive rights, no Legal Action is pending or threatened which challenges the use or ownership of the item;

(vi)     no Company Entity has received any written communications from any third party challenging the legality, validity, enforceability, use, or ownership of the item;

(vii)     with respect to any item as to which a Company Entity has exclusive rights, such item is valid, subsisting, and enforceable, all filings necessary to maintain the effectiveness of such item have been made, and there are no limitations, defects, or other circumstances or threats, pending or reasonably foreseeable, that could reasonably be expected to cause the invalidity, unenforceability, or other loss of such item; and

(viii)     with respect to any item which is an application and as to which a Company Entity has exclusive rights, such item is expected to issue substantially in its current form.

(e)     No Company Entity has disclosed to any Person not obligated to maintain the confidentiality thereof any material trade secret, Know-How or other Intellectual Property of the Company Entities the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement, and there have been no material violations of any such confidentiality obligations or any such agreements.

(f)     To the extent a trade secret or Know-How is documented, the documentation of each trade secret and Know-How with respect to any of the Company Entities’ Intellectual Property (including that which is needed for making each product of its business) is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of any particular individual(s).

(g)     The Company Entities have at all times complied with all obligations relating to Intellectual Property use and protection of its customers’ specifications, methods, processing instructions, or other information, materials, or Intellectual Property, including confidentiality, patent license, or reverse engineering obligations.

(h)     “Restrictive Product Customer” means any Company Entity’s previous or existing customers for products as to which a Company Entity is under any obligations with respect to the applicable customer’s specifications, methods, processing instructions or other information, materials or Intellectual Property, including confidentiality, patent license or reverse engineering obligations. The Restrictive Product Customers are listed on Schedule 4.13(h), along with an indication of whether each is an active or an inactive customer, a description of the source(s) of the foregoing obligation (e.g., a specific agreement, trade secret law, etc.), and the names of each of the Company Entities’ personnel (existing or former) who have had access to such customer’s restricted information. The Company Entities have at all times complied with all such obligations.

(i)     No Company Entity used any funding, facilities or resources obtained from any Governmental Body, educational institution or research center in the research or development of any of the Owned Intellectual Property or the Company Entities’ products. To the Knowledge of the Company, no Governmental Body, educational institution or research center has any claim or right in or to any of the Intellectual Property of any Company Entity.

4.14     Contracts. Schedule 4.14 lists the following written or oral contracts and other agreements to which a Company Entity is a party or by which a Company Entity or any of its properties or assets is bound, organized under a header for each subcategory below (the contracts and agreements described below, collectively, the “Material Agreements” and individually, a “Material Agreement”):

(a)     any agreement (or group of related agreements) for the lease of (i) real property to or from any Person or (ii) personal property or assets providing for lease payments in excess of $10,000 per annum or $25,000 in the aggregate;

(b)     any agreement (or group of related agreements), including purchase orders, for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which would reasonably be expected to extend over a period of more than one year or involve consideration to or from a Company Entity in excess of $25,000;

(c)     any general services, blanket or master agreements with customers;

(d)     any agreement, commitment or arrangement relating to customer or supplier rebates, discounts, financing incentives, repurchase obligations, promotional offers or similar arrangements;

(e)     any agreement with any Governmental Body;

(f)     any franchise, dealership, sales representation or agency, distributorship, warehousing or marketing agreements, or agreements regarding partnerships or joint ventures, or agreements providing for payments to or by any Person based on sales, purchases or profits, or requiring any Person to share its profits (other than providing for direct payments for goods);

(g)     any agreement containing confidentiality, non-competition or exclusivity provisions, or provisions that prohibit or restrict a Company Entity from fully engaging in any type of business, market or geographical area, or that grant any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of a Company Entity or its Capital Stock;

(h)     any other agreement or instrument (or group of related agreements or instruments) under which a Company Entity has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or under which a Company Entity has imposed a Security Interest, or agreed not to have a Security Interest imposed, on any of its assets or properties, tangible or intangible, or any letter of credit, except for Permitted Exceptions;

(i)     any agreement with any Company Entity’s members, officers or directors or any of their Affiliates other than for employment;

(j)     any collective bargaining, noncompetition, nonsolicitation, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, executive compensation, bonus, employee pension retirement, severance, or other material agreement, plan or arrangement for the benefit of its current or former directors, officers, employees or consultants;

(k)     any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, providing any severance pay or benefits or that is not terminable at will by the relevant Company Entity;

(l)     any agreement under which a Company Entity has advanced or loaned any amount to any of its members, officers, employees, or directors;

(m)     any license, sublicense, agreement, or permission pursuant to which a Company Entity licenses any Intellectual Property from any third party or has licensed any of its Intellectual Property to any third party or any other license, sublicense, agreement, or permission related to Intellectual Property, but excluding any non-negotiated licenses of commercially available computer software where the aggregate value of all licenses of the same or substantially identical software is less than $10,000;

(n)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000;

(o)     any agreement or obligation to make charitable contributions to any Person;

(p)     powers of attorney granted by or to a Company Entity;

(q)     agreement under which a Company Entity has agreed to indemnify any Person; and

(r)     any contract not made in the ordinary course of business of the Company Entities.

The Company has delivered to Purchaser a true, correct and complete copy of each written Material Agreement and a written summary setting forth the terms and conditions of each oral Material Agreement. With respect to each material agreement to which a Company Entity is a party, including each Material Agreement: (A) such agreement is legal, valid, binding, enforceable by the applicable Company Entity, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable by the applicable Company Entity, and in full force and effect following the consummation of the transactions contemplated hereby to the same extent as immediately before such consummation; (C) neither the applicable Company Entity nor, to the Knowledge of the Company, any other party is in breach or default thereof; and (D) the applicable Company Entity and, to the Knowledge of the Company, each other party thereto has performed in all material respects all obligations required to be performed by it to date and no event of default or event which, with notice or lapse of time or both would constitute a breach or an event of default by the applicable Company Entity, or permit termination, modification, or acceleration by the applicable Company Entity or, to the Knowledge of the Company, by any other party thereto has occurred. No Company Entity has received written notice that any party to any Material Agreement is terminating or materially reducing or making a material adverse change in such Material Agreement or any aspect of the business relationship under such Material Agreement.

4.15     Insurance

(a)      Schedule 4.15 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements and any occurrence-based policies that cover occurrences in prior years) with respect to which a Company Entity is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”): (1) the name and address of the agent or broker; (2) the name of the insurer, the name of the policyholder, and the name of each covered insured; (3) the policy number and the policy period; and (4) the type of coverage provided, including whether the coverage is on a claims made or occurrence basis and the amount (including deductibles, retentions and limits of liability) of coverage.

(b)     With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, and will be following the consummation of the transactions contemplated hereby; (ii) the limits of liability under the Insurance Policies have not been exhausted or materially reduced; (iii) no Company Entity is in breach or default nor, to the Knowledge of the Company, is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any material provision thereof. The Insurance Policies are sufficient for compliance by the Company Entities with Applicable Law and all agreements to which a Company Entity is a party. The Company Entities have maintained and been covered by comparable insurance policies for the past six years. There are no captive insurance programs or material self-insurance arrangements affecting any Company Entity. No written notice of cancellation or termination has been received by a Company Entity with respect to any Insurance Policy. No Company Entity has received any written notice of non-coverage, reservation of rights or rejection of tender for any outstanding claim with respect to any Insurance Policy. The Company has delivered to Purchaser true, correct and complete copies of all Insurance Policies.

4.16    Litigation

(a)     Section 4.16 sets forth a list and description of each Legal Action to which any Company Entity is a party or by which any of their respective assets are affected that has been pending at any time since January 1, 2012, or that, to the Knowledge of the Company, is currently threatened. No Company Entity has the present intention to initiate any Legal Action. No Company Entity is party to (or to the Knowledge of the Company, is aware of) any pending or threatened Legal Action that challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby. Schedule 4.16 sets forth each instance in which a Company Entity is subject to any outstanding Legal Order.

4.17     Employees

(a)     Schedule 4.17(a) sets forth a list of (i) all officers, managers and employees of each Company Entity, and (ii) any other Person performing services for a Company Entity that might alternatively be performed by an employee, along with their date of hire or engagement, principal place of work, status as full or part time, title, current classification status as an exempt or non-exempt employee, accrued vacation or paid time off, current base pay, most recently paid annual bonus or incentive compensation, and total compensation for the most recent year. Each Company Entity has complied, and is in compliance, in all material respects with Applicable Law relating to labor and employment matters, including laws relating to employment discrimination, civil rights, equal pay, wages and hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, mass layoffs or plant closings, or the withholding and payment of income, social security (FICA) or similar Taxes. No Legal Action relating to any Applicable Law is pending or, to the Knowledge of the Company, threatened against a Company Entity with regards to labor and employment matters.

(b)     No Company Entity is a party to or bound by any collective bargaining agreement, nor has any Company Entity experienced any strike, picketing, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the Knowledge of the Company, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of a Company Entity, nor has any such organizational effort occurred or been threatened within the past three (3) years.

(c)     Each Company Entity has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of such Company Entity with respect to whom such form is required under Applicable Law. No Company Entity has received notice or other communication from any Governmental Body regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(d)     All persons performing services to a Company Entity who are classified and treated as independent contractors, consultants or in a similar capacity qualify as independent contractors under Applicable Law.

(e)     The Company has provided to Purchaser copies of all material written employment policies of the Company Entities that are presently in effect.

(f)     Since January 1, 2014, no Company Entity has engaged in any plant closing, mass layoff, workforce reduction or other action that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Applicable Law addressing advance notice of any plant closing, mass layoff or workforce reduction and has not issued any notice that any such action is to occur in the future.

4.18   Employee Benefits.

(a)     Schedule 4.18(a) lists each Employee Benefit Plan.

(b)     Except as set forth on Schedule 4.18(b), each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has complied, and complies, in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and any other Applicable Law, and there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to any such Employee Benefit Plan that would result in an excise Tax or other claim or Liability against a Company Entity, the Employee Benefit Plan, or any fiduciary of such plan. Other than routine claims for benefits, there are no pending Legal Actions that have been asserted or instituted with respect to any such Employee Benefit Plan.

(c)     All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan within the meaning set forth in ERISA §3(2) within the time frame required by ERISA and all contributions or premium amounts to each Employee Benefit Plan that are not yet due have been properly accrued on the Company Entities’ books.

(d)     Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a current determination letter from the IRS to the effect that it meets the requirements of Code §401(a) or is maintained on a pre-approved plan document and eligible to rely on the opinion or advisory letter issued to the preapproved plan sponsor, and nothing has occurred since the date such determination letter was requested that would adversely affect such qualified status.

(e)     The Company has delivered to Purchaser true, correct and complete copies of (i) the plan documents and summary plan descriptions (and any summaries of material modifications thereto), (ii) the most recent determination, opinion or advisory letter received from the IRS, (iii) the most recent Form 5500 Annual Report and accompanying schedules and attachments, (iv) the annual notices, including any “safe harbor notice” and summary of benefit coverage, and (v) all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(f)     At no time in the past has a Company Entity or any ERISA Affiliate thereof maintained or made any contributions to any Employee Pension Benefit Plan (including any Multiemployer Plan within the meaning of ERISA §3(37)) that is subject to Title IV of ERISA.

(g)     No Employee Benefit Plan provides health, dental, life insurance or other welfare benefits to (i) any individual who is not an employee of a Company Entity (or a dependent of such employee) or (ii) any employee of a Company Entity, or any dependent of such employee, following termination of the employee’s employment, except as may be required by Code §4980B or any similar state law and solely at such individual’s expense. Except as disclosed on Schedule 4.18(f), there are no persons who are receiving benefits as required under Code §4980B or any similar state law, and there are no persons for whom a qualifying event has occurred but for whom the period for electing continuation coverage has not yet expired.

(h)     No representation has been made to any employee of the Company Entities with respect to any Employee Benefit Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of such plan, including representations as to post-retirement health or death benefits. No representation or promise has been made to any such employee that any new Employee Benefit Plan is to be established.

(i)     Except as disclosed on Schedule 4.18(i), no employee of a Company Entity is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the acquisition by any person of control of a Company Entity, or to benefits or increased benefits or vesting under any Employee Benefit Plan covering such employee as a result of such acquisition of control. The consummation of the transactions contemplated hereby (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Benefit Plan. The transactions contemplated hereby will not result in the payment or series of payments by a Company Entity to any person of an “excess parachute payment” within the meaning of Code §280G (or the grossing up of such a payment for taxes), or any other payment that is not fully deductible for federal income tax purposes under the Code.

(j)     Except as disclosed on Schedule 4.18(j), there are no Employee Benefit Plans that are nonqualified deferred compensation plans subject to the requirements of Code §409A.

4.19   Environment, Health and Safety Matters.

Except as set forth on Schedule 4.19(a), the Company Entities are in compliance, in all material respects with all applicable Environmental, Health, and Safety Requirements.

(a)     Without limiting the generality of the foregoing, each Company Entity holds and maintains, and has at all times held and maintained, and has complied and is in compliance with, in each case in all material respects, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(b)     Except as set forth on Schedule 4.19(c), no Company Entity has received any unresolved written or, to the Knowledge of the Company, oral, notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

(c)     Except as set forth on Schedule 4.19(d), to the Knowledge of the Company, none of the following exists at any property or facility currently operated by a Company Entity: (i) underground storage tanks, (ii) asbestos containing material in any friable and damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas. All on-site and off-site locations where, to the Knowledge of the Company, a Company Entity has stored, disposed or arranged for the disposal of Hazardous Materials are identified in Schedule 4.19(d).

(d)     There is no Environmental Claim (as defined below) pending, or to the Knowledge of the Company, threatened, against a Company Entity or against any person or entity whose liability for such Environmental Claim a Company Entity has retained or assumed either contractually or by operation of law, and to the Knowledge of the Company, no past or present actions, activities, circumstances, conditions, events or incidents have occurred that could reasonably be expected to form the basis of an Environmental Claim against a Company Entity or against any person or entity whose liability for such Environmental Claim a Company Entity has retained or assumed either contractually or by operation of law. As used in this Agreement, “Environmental Claim” shall mean any written notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by a Company Entity, or (ii) any violation of or alleged violation of or alleged Liability under any Environmental, Health and Safety Requirements.

(e)     No Company Entity has installed, used, generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials in a manner that has given, or could reasonably be expected to give, rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, under applicable Environmental, Health, and Safety Requirements;

(f)     To the Knowledge of the Company, there are not present in, on or under any of the Real Property any Hazardous Materials in such form or quantities as to create any material Liability or obligation of a Company Entity under any Environmental, Health, and Safety Requirements or any other Liability for a Company Entity or Purchaser; and

(g)     The Company has delivered to Purchaser true, correct and complete copies of all reports, licenses, Permits, Governmental Authorizations, disclosures and other material documents in its possession relating to any Environmental, Health, and Safety Requirements in connection with any of the Real Property, or otherwise relating to the current business of the Company Entities

(h)     Notwithstanding anything to the contrary in this Agreement, this Section 4.19 contains the sole and exclusive representations and warranties of the Company with respect to Environmental, Health and Safety Requirements or other environmental matters.

4.20     Brokers and Finders

Except for the fees and expenses payable to Bigelow LLC, which fees and expenses are reflected in its agreement with the Company, no Company Entity has employed any investment banker, broker, finder, consultant, agent or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.21     Notes and Accounts Receivable. All notes, accounts receivable, contracts receivable, unbilled invoices and all other receivables and similar assets of the Company Entities reflected in the Financial Statements and to be reflected in the calculation of Closing Net Working Capital are and will be legal, valid and binding obligations, and are and will be subject to any material setoffs or counterclaims (subject to any allowance for doubtful accounts reflected in the Financial Statements), and have arisen or will have arisen out of bona fide sales of services or products to customers in the ordinary course of business.

4.22     Inventories. All of the Company Entities’ inventory reflected in the Financial Statements consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which are free in all material respects from defects in workmanship and materials, properly stored, merchantable, fit for the purpose for which they were procured or manufactured, are in good condition and of a quality and quantity that are usable and saleable in the ordinary course of business, and none of which is slow-moving, obsolete, damaged, or defective; the Company Entities’ inventory of raw materials is fit for the purpose for which it was procured; and the Company Entities’ inventory of finished goods has been built to agreed specifications (all subject to any reserves for obsolete items reflected in the Financial Statements). Schedule 4.22 sets forth each location at which the Company Entities’ inventory is maintained. None of the Company Entities’ inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person. The Company Entities’ inventory is adequate for the present needs of the Company Entities’ business consistent with past practices, and is fairly reflected in all material respects on the books and records of the Company Entities, stating items of inventory at the lower of cost or market value.

4.23     Outstanding Indebtedness. Except for Indebtedness set forth on Schedule 4.23, no Company Entity has Indebtedness outstanding on the date hereof and except for Indebtedness to be set forth on the Certificate of Indebtedness, no Company Entity will have Indebtedness outstanding on the Closing Date. No Company Entity is in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto.

4.24     Bank Accounts. Schedule 4.24 sets forth a true, correct and complete list of each account and safe deposit box maintained by or on behalf of the Company Entities with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

4.25     Suppliers and Customers. Schedule 4.25 sets forth the 10 largest suppliers and 10 largest customers of the Company Entities (the identity of such Persons being determined based on, respectively, the total dollar amount of purchases from such suppliers and revenues attributable to such customers) during the fiscal year ended December 31, 2016 and during the nine-month period ending on the Most Recent Fiscal Month End. No such supplier or customer has since December 31, 2016 cancelled, terminated, or made any threat or communication to the applicable Company Entity in writing to cancel or otherwise terminate its relationship with such Company Entity, or to materially decrease its services or supplies or its usage of the services or products of the Company Entities.

4.26    Product Warranties. Each product manufactured, sold, leased or delivered, or any service provided, by a Company Entity has been in conformity with all applicable contractual commitments and all express and implied warranties, product or service specifications or documentation, and any representations provided to such customers.

4.27     Product Liability. No Company Entity has (a) sold or otherwise placed into commerce any product that is defective in design or in manufacture, (b) failed to warn any of its customers, employees, agents or distributors of any dangerous condition involving a product or service that was manufactured, sold, leased or delivered by a Company Entity, or (c) acted negligently or recklessly in any manner that could proximately result in an injury to any Person, asset or property.

4.28     Certain Business Practices. No Company Entity nor any officer, director, manager, employee or agent of a Company Entity has, directly or indirectly (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Applicable Law or which, if not continued in the future, could reasonably be expected to have a Company Material Adverse Effect, (b) established or maintained any unrecorded fund or asset of a Company Entity for any improper purpose or made any false entries on its books and records for any reason, or (c) made or agreed to make, in violation of any Applicable Law, any contribution, or reimbursed any political gift or contribution made by any other Person, to any governmental official, governmental employee or candidate for federal, state or local public office.

4.29     FCPA. No Company Entity: (a) has ceased conducting business for any reason in any foreign country in the last five (5) years; (b) has any employees, agents, consultants or distributors who hold any foreign government positions or serve on any boards of directors of foreign government-owned entities; (c) has been the subject of any bribery, money laundering or anti-kickback investigation by any Governmental Body; (d) has conducted an internal investigation involving allegations of impropriety involving bribery, money laundering or anti-kickback laws; (e) has provided or promised anything of value, including hospitality, entertainment, gifts or trinkets, to any foreign official; (f) has paid or promised to pay a foreign official’s travel expenses; (g) has engaged or attempted to engage a foreign official to provide services to or for a Company Entity; (h) has made or promised to make any charitable, social or political contributions in any of the foreign countries in which the Company Entities operate; or (i) has received from any foreign Governmental Body any grants, tax benefits, rulings or orders.

4.30    Sales Representatives, Dealers and Distributors. Except as set forth on Schedule 4.30, no Company Entity is a party to any contract or agreement with any Person under which such other Person is an outside sales agent, representative, dealer or distributor of any of the products or services of the Company Entities, which by its terms or under Applicable Law cannot be terminated at will or on not more than thirty (30) days’ prior notice without requiring a payment as a result of termination, and there has been no change in the rate of compensation paid or payable to any such Person since the date of the Most Recent Balance Sheet. No Company Entity (i) has any Liability to sales agents, representatives, dealers or distributors except pursuant to the express terms of written contracts identified on Schedule 4.30, (ii) is or will be obligated after the Closing to pay fees or commissions to any outside sales agents, representatives, dealers or distributors that were terminated by a Company Entity before the Closing based upon an action taken or agreement entered into at or before the Closing, (iii) is delinquent in any obligation to pay commissions or royalties to an outside sales agent, representative, dealer or distributor, (iv) has promised any outside sales agents, representatives, dealers or distributors exclusivity with respect to a sales territory or a product line, and (v) has Liability arising in connection with its breach of or default under any agreement with an outside sales agent, representative, dealer or distributor.

4.31    Conflicts of Interest. Except as set forth on Schedule 4.31, no member, officer or manager of a Company Entity or of any Affiliate of a Company Entity (a) has any direct or indirect interest (i) in any Person which does or did business with a Company Entity or is a competitor of a Company Entity, (ii) in any property, asset or right (whether real, personal or mixed, or tangible or intangible) which is or has been used by a Company Entity in the conduct of its business, or (iii) in any contractual relationship with a Company Entity other than as an employee, (b) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, a Company Entity, or (c) is an officer, director, member, manager, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of a Company Entity.

4.32    Computer Systems.

(a)     Schedule 4.32(a) sets forth all material Proprietary Information Technology Systems which are either existing or are under development and identifies the owner of each material Proprietary Information Technology System. Schedule 4.32(a) also sets forth all other material Computer Systems used by the Company Entities and identifies the owner or licensor of each material Computer System. The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials which describe the operation, functions and technical characteristics applicable to the Proprietary Information Technology Systems set forth on Schedule 4.32(a) are true, correct and complete in all material respects and sufficient to permit the Company Entities to support and maintain the operation of the business of the Company Entities. The copyright for each of the Proprietary Information Technology Systems set forth on Schedule 4.32(a) is owned by a Company Entity.

(b)     The Company Entities have taken all actions which a reasonably prudent person in the business of the Company Entities would take to protect the security and data integrity of the Company Entities’ and their clients’ data and protect against the existence of (i) any protective, encryption, security or lock out devices which might in any way interrupt, discontinue or otherwise adversely affect the Company Entities’ use of the Computer Systems; and (ii) any so called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials (collectively, “Malicious Instructions”) which could improperly interfere with the operation or use of the Computer Systems. Each Computer System used in the Company Entities’ business substantially conforms to the Company Entities’ functional requirements, design specifications, documentation and other specifications and does and will perform substantially in accordance with the foregoing. Except as set forth on Schedule 4.32(b), no Company Entity has experienced any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches or other material problems related to any Computer System used in the business of the Company Entities which has adversely affected a Company Entity in any material respect.

(c)     None of the Company Entities uses any software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html) (collectively, “Open Source Software”) in any manner that would or could, with respect to any Proprietary Software used by a Company Entity in the conduct of its business, (i) requires its disclosure or distribution in source code form; (ii) require the licensing thereof for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution thereof; (iv) create, or purport to create, obligations for the Company Entity with respect to Intellectual Property owned by a Company Entity or grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property owned by a Company Entity; or (v) impose any other limitation, restriction or condition on the right of a Company Entity with respect to its use or distribution. With respect to any Open Source Software that is or has been used by a Company Entity in any way, the Company Entity has been and is in compliance with all applicable licenses with respect thereto, including attribution and copyright notice requirements.

(d)     None of the source code for software owned by a Company Entity has been or is required to be deposited in escrow for the benefit of any third party. The software and information technology included in the Intellectual Property owned by or licensed by the Company Entities pursuant to the Intellectual Property Agreements collectively comprises all software and information technology necessary to conduct the business and operations of the Company Entities as currently conducted.

(e)     In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), processing, and/or use of any personally identifiable information from or relating to any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), except as set forth on Schedule 4.32(e), each Company Entity is and has been in material compliance with all applicable international, federal, state and local laws, regulations, directives, and industry standards, the Company Entity’s privacy and security policies and procedures, and the requirements of any contract, agreement, or codes of conduct to which the Company Entity is a party. The Company has provided to Purchaser a current version of its privacy and security policies, as applicable. Each Company Entity has commercially reasonable physical, technical, organizational and administrative security measures and policies in place that protect all Personal Information collected, stored, transferred, processed, and/or used by it or on its behalf from and against unauthorized access, use and/or disclosure. No Company Entity has experienced or been made aware of any breach or compromise of data privacy or security that resulted in the disclosure of any Personal Information in the preceding three years that would raise notification obligations under Applicable Law. No Company Entity has received notice of, any complaint, claim, governmental investigation, litigation, or enforcement action arising from any actual or suspected breach of security.

4.33   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IV OF THIS AGREEMENT, NEITHER THE COMPANY NOR ANY MEMBER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF IN CONNECTION WITH THE INTERESTS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Article V
Representations and Warranties of Purchaser

Purchaser represents and warrants to the Members and the Company that:

5.1     Corporate Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and is qualified and in good standing as a foreign corporation in each jurisdiction where the assets and properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing has not had and could not reasonably be expected to have a Purchaser Material Adverse Effect or adversely affect its ability to consummate the transactions contemplated hereby. Purchaser has all requisite power and authority (corporate or otherwise) to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted, except where the failure to have such power and authority has not had and could not reasonably be expected to have a Purchaser Material Adverse Effect or adversely affect Purchaser’s ability to consummate the transactions contemplated hereby.

5.2    Authority; Binding Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser, and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize this Agreement and the other Transaction Documents to which Purchaser is a party, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, the Member Representative and each of the Members, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by Enforcement Limitations. The Transaction Documents to which Purchaser is a party, other than this Agreement, when executed and delivered by Purchaser, will have been duly and validly executed and delivered by Purchaser, and, assuming the Transaction Documents constitute valid and binding agreements of the Company, the Member Representative and each of the Members, will each constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

5.3     Consents and Approvals; No Violation. Except as required by the HSR Act and as set forth on Schedule 5.3, neither the execution and delivery of this Agreement and the other Transactions Documents to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will:

(a)     violate, conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or similar governing documents) of Purchaser;

(b)     require any consent, approval, exemption, authorization or permit of, or registration, qualification, filing with or notification to, any Person, except (i) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (ii) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of the Company and/or the Members;

(c)     result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Purchaser or any of its assets or properties may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or

(d)     assuming the consents, approvals, exemptions, authorizations or permits and registrations, qualifications, filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any Applicable Law or Legal Order applicable to Purchaser or any of its subsidiaries or to any of their respective assets or properties.

5.4     Purchaser Common Stock.

(a)     The shares of Purchaser Common Stock issuable in connection with the transactions contemplated hereby, upon issuance on the terms and conditions contemplated in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(b)     The issuance, sale and delivery of the shares of Purchaser Common Stock have been duly authorized by all necessary corporate action on the part of Purchaser and all such shares have been duly reserved for issuance. The Total Purchaser Shares, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Assuming the accuracy of each Member’s representations and warranties in Section 3.6, the offer, issuance, sale and delivery of the Total Purchaser Shares pursuant to the terms of this Agreement is in full compliance with all applicable state and federal securities Laws, is exempt from the registration requirements of the Securities Act and is exempt from all applicable state securities law registration and qualification requirements.

5.5    Litigation. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, overtly threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.6     Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

5.7     Investigation. Purchaser acknowledges that it has conducted an independent investigation and analysis in entering into the transactions contemplated hereby. Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries to its reasonable satisfaction for purposes of conducting a due diligence investigation. Purchaser has performed the due diligence Purchaser deems adequate regarding all matters relating to this Agreement and the transactions contemplated hereby.

5.8     SEC Documents. The reports, registration statements, proxy statements and other statements, schedules, forms and other documents filed by Purchaser with the SEC since January 1, 2016 (the “SEC Documents”), including all amendments thereto, have been timely filed and, as of the time an SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete in all material respects, and complied in all material respects as to form and content with all applicable law in effect at the time such Purchaser certification was filed with or furnished to the SEC. As used in this Section 5.8, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.9    Acknowledgment by Purchaser. Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company and Members expressly and specifically set forth in Articles III and IV of this Agreement (including in the certificate delivered in accordance with Section 2.3(b)(ii)). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND MEMBERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBERS TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR ITS SUBSIDIARIES OR TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND MEMBERS AND neither the accuracy nor completeness of any such information IS BEING RELIED UPON BY PURCHASER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES. Notwithstanding the foregoing, nothing herein shall limit the liability of any Member or the Company with respect to any Legal Action by Purchaser or a Purchaser Indemnitee based upon intentional fraud.

Article VI
Additional Covenants and Agreements

6.1     Conduct of Business of the Company Entities. The Company agrees that during the period from the date of this Agreement to the Closing (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each other Company Entity to, (i) conduct its operations and maintain its assets and properties according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) prepare and file all Tax Returns and other Tax reports, filings and amendments thereto required to be filed by it on a timely basis and in a manner consistent with past practice; and (iii) use commercially reasonable efforts to preserve intact its current business organization, and keep available the service of its current officers and employees, and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement, as set forth on Schedule 6.1 or with the prior written consent of Purchaser (which will not be unreasonably withheld, conditioned or delayed) before the Closing, the Company will not, and will not permit any other Company Entity to:

(a)     issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any Capital Stock of any class (including the Interests), or any securities or rights or warrants convertible into, exchangeable for, or evidencing the right to subscribe for any Capital Stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Capital Stock, (ii) any other securities in respect of, in lieu of, or in substitution for, Interests outstanding on the date hereof, or (iii) any unit appreciation, phantom unit, unit plans, profit participation or similar rights with respect to the Company Entities;

(b)     split, combine, subdivide or reclassify any Interests, make any other change to its capital structure, purchase, redeem or otherwise acquire any Capital Stock or any other security thereto or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Interests or otherwise make any payments to members in their capacity as such;

(c)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Entity;

(d)     adopt any amendments to the Organizational Documents of any Company Entity;

(e)     make any acquisition, by means of merger, consolidation, stock or asset purchase or otherwise, or disposition, of assets, properties, securities, any business or any Person other than the sale of inventory and the purchase of raw materials in the ordinary course of business consistent with past practice;

(f)     (A) sell, lease, license, mortgage or otherwise encumber or subject to any Security Interest or otherwise dispose of any of its properties or assets except sales of inventory in the ordinary course of business, (B) fail to maintain any Leased Real Property, including all improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, (C) demolish or remove any of the existing improvements, or erect new improvements on any Leased Real Property or any portion thereof;

(g)     make any capital expenditure in excess of $25,000 individually or $100,000 collectively.

(h)     except in the ordinary course of business, sell, assign, transfer, license or permit to lapse any material right with respect to any Intellectual Property;

(i)     (A) make or change any Tax election or settle or compromise any federal, state, local or foreign income Tax Liability or (B) file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j)     (A) adopt or change any material accounting principle used by a Company Entity, or (B) change any annual accounting period;

(k)     pay, discharge, settle or satisfy any Liability, except for the payment, discharge, settlement or satisfaction of a Liability in the ordinary course of business;

(l)     disclose any confidential, proprietary or non-public information, except as is reasonably protected under a customary non-disclosure agreement;

(m)     other than in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or make any loans, advances or capital contributions to, or investments in, any other Person;

(n)     grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business and in accordance with past practice;

(o)     pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such manager, officer or employee, whether past or present;

(p)     enter into any new or amend any existing employment, severance, change in control or termination agreement with any manager, officer or employee or grant any award to any manager, officer or employee under any bonus, incentive, performance or other compensation plan or arrangement;

(q)     except as required to comply with Applicable Law, become obligated under any new Employee Benefit Plan, severance plan, benefit arrangement, bonus, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof;

(r)     enter into, terminate or modify in any material respect any Material Agreement or waive, release or assign any material right or claim thereunder; or

(s)     authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2     Certain Actions to Close Transactions.

Subject to the terms of this Agreement, each party will use its commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article VII (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, the following will apply:

(a)     With respect to the transactions contemplated herein, each party will (or will cause its applicable Affiliate to), within ten (10) business days after the date hereof (or sooner, to the extent required by Applicable Law), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the required notification and report form pursuant to the HSR Act and related requirements. Thereafter, each party will (or will cause its applicable Affiliate to) submit and otherwise provide any supplemental information requested in connection therewith pursuant to Applicable Law. Such actions will comply, in all material respects, with Applicable Law. All filing and submission fees under the HSR Act shall be split equally by the Members, on the one hand, and Purchaser, on the other hand. Each party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under Applicable Law. Each party will keep the other reasonably informed, to the extent permitted by Applicable Law, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Body, and will use its reasonable best efforts to (and, if applicable, cause its appropriate Affiliate to) promptly comply with any such inquiry or request and to defend against any action of the FTC, DOJ or any other Governmental Body that attempts to enjoin the sale of the Interests to Purchaser. Each party will (and, if applicable, will cause its appropriate Affiliate to) use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act.

(b)     The Company will use reasonable best efforts to give any required notices to, and make any required filings with, other Persons and to obtain each consent listed on Exhibit 7.2(c) before Closing.

(c)     Notwithstanding the foregoing, nothing in this Section 6.2 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.3     Access to Information

During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII, upon reasonable notice, each Company Entity shall afford to officers, employees, counsel, accountants and other authorized representatives of Purchaser (“Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to Closing, to its premises, assets, properties, personnel, accountants, suppliers, customers, contracts, documents, Tax returns, books and records and, during such period, shall furnish or make available reasonably promptly to such Representatives all information and documents concerning its business, finances, assets, management personnel and properties as may reasonably be requested, except that Company’s written consent (which will not be unreasonably withheld, conditioned or delayed) shall be required for access to or any information regarding non-management personnel, suppliers and customers. In addition, Purchaser shall have the right to have the Leased Real Property inspected, at Purchaser’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property (except that Purchaser will conduct no physically invasive sampling or testing, including, without limitation, soil or groundwater sampling, without the prior written consent of the Company).

6.4     Intentionally Omitted.

6.5     Exclusivity

During the period from the date of this Agreement through the Closing Date or termination of this Agreement pursuant to Article VIII, the Members and the Company will comply with the exclusivity provisions set forth in Section 10 of the letter of intent dated July 17, 2017, between Purchaser and the Company, which exclusivity provisions are hereby incorporated by reference.

6.6     Publicity

The parties will consult with each other and will mutually agree in writing upon any press releases or public announcements pertaining to the Closing before the Closing and shall not issue any such press releases before the Closing or make any such public announcements before the Closing prior to such consultation and agreement, except as any party believes in good faith may be required by Applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Following the Closing, the parties will consult with each other upon any press release or public announcement relating to the Company Entities.

6.7     Tax Matters.

(a)     For any Taxable period of any Company Entity that ends on or before the Closing Date, the Members and Member Representative will prepare (or cause to be prepared) all Tax Returns required to be filed by any Company Entity and will cause such Tax Returns to be timely filed. Purchaser will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by any Company Entity that the Members and Member Representative are not obligated to prepare and file (or cause to be prepared and filed) pursuant to this Section 6.7(a). If any such Tax Return (whether original or amended) prepared (or caused to be prepared) by Purchaser relates to any Pre-Closing Tax Period or if any such Tax Return (whether original or amended) prepared (or caused to be prepared) by Members and the Member Representative relates to any period that is not a Pre-Closing Tax Period, then such Tax Return will be prepared in accordance with the past practice of such Company Entity (except to the extent otherwise required by Applicable Law) and the preparing party will give to the other party a copy of such Tax Return before the filing thereof and at least forty-five (45) days prior to its due date for such other party’s review and comment. Such preparing party will make any changes to such Tax Return that are reasonably requested.

(b)     In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)     in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c)     Each party will, and each party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to any Company Entity, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of relevant Tax notices, forms or other communications received from or sent to any Governmental Body (whether or not requested); provided that the Member Representative and the Members shall control any Tax audits, inquiries or other Tax Proceedings relating to the Pre-Closing Tax Period and the Purchaser (or the Company) shall control any Tax audits, inquiries or other Tax Proceedings relating to any period after the Pre-Closing Tax Period; provided further, however, that the Members and the Member Representative will not admit any liability with respect to, or settle or compromise, any tax audits, inquiries or other Tax Proceedings relating to the Pre-Closing Tax Period without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), except that the Members and the Member Representative may admit any liability with respect to, or settle or compromise, any tax audits, inquiries or other Tax Proceedings to the extent relating to income Taxes of, or with respect to, the Company Entities for any Pre-Closing Tax Period on without Purchaser’s consent.

(d)     Purchaser agrees, solely for purposes of the New Hampshire business profits Tax that it will not make any election that will result in an increased basis in Company Entity assets related to the purchase of the Interests.

(e)     All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Members when due, and the Member Representative shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, the Company shall join in the execution of any such Tax Returns and other documentation.

(f)     The Members and Purchaser agree that the taxable consideration received by the Members shall be allocated among the assets of the Company Entities for all Tax purposes as shown on the allocation schedule (the “Allocation Schedule”) (provided that (i) there shall be no step up in the basis of assets for purposes of New Hampshire taxation, consistent with paragraph (d) of this Section 6.7, and (ii) the parties shall not allocate more than $1,500,000 to covenants not to compete). A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to the Member Representative within seventy-five (75) days following the Closing Date. If the Member Representative notifies Purchaser in writing that the Member Representative objects to one or more items reflected in the Allocation Schedule, the Member Representative and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Member Representative and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following the delivery of the Allocation Schedule, such dispute shall be resolved by the Independent Accounting Firm. The fees and expenses of such accounting firm shall be borne equally by the Member Representative and Purchaser. The Members and Purchaser shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Aggregate Purchase Price pursuant to Section 2.4 herein shall be require that the taxable gross income recognized by the Members be reallocated in a manner consistent with the Allocation Schedule, taking into account the residual allocation methodology required by Section 1060 of the Code.

(g)     Purchaser shall not file an amended Tax Return that relates to any Pre-Closing Tax Period without the Member Representative’s approval, which approval may not be unreasonably withheld, conditioned or delayed. Any refunds or credits of Taxes of the Company plus any interest received with respect thereto (net of any Taxes imposed on such interest) from the applicable Taxing Authority for any Pre-Closing Period (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of the Members to the extent such refund or credit of Tax was not already taken into account for purposes of Net Working Capital or otherwise pursuant to this Agreement, and shall be paid by Purchaser to the Member Representative for distribution to the Members within five (5) days after Purchaser or the Company receives such refund or after the relevant Tax Return is filed in which a credit is applied against Purchaser’s or the Company’s or either of their successors’ liability for Taxes. If any refunds or credits or any related interest previously paid to the Members pursuant to this Section 6.7(g) is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, the Members shall be required to repay Purchaser such previously paid amounts. Refunds of Taxes for a period other than a Pre-Closing period shall be for the account of Purchaser.

(h)     Each of the Purchaser, the Company Entities and the Members agree: (i) that any Tax deduction in respect of Change of Control Payments accrues for Income Tax purposes in the Pre-Closing Tax Period, (ii) that any Tax deduction in respect of Other Bonus Amounts accrues for Income Tax purposes after the Pre-Closing Tax Period, (iii) that all Transaction Tax Deductions accrue for Income Tax purposes in the Pre-Closing Tax Period; and (iv) not to take any position on their respective Tax Returns inconsistent with the foregoing clauses (i), (ii), and (iii) of this Section 6.7(h).

(i)     After the Closing Date, the Company shall, at the Company’s expense, control the conduct, through counsel of its own choosing, of any contest involving any asserted Tax liability or refund with respect to the Company; provided that, in the case of a contest after the Closing Date that relates solely to a Pre-Closing Tax Period, or with respect to the portion of a contest that relates solely to a Pre-Closing Tax Period, the Members shall, at the Members’ expense, have the right to control the conduct, through counsel of their own choosing, such contest or portion thereof. In the event of a conflict between the provisions of this Section 6.7(i) and Section 6.7(g), Section 6.7(g) shall control.

6.8     Non-Solicitation of Certain Individuals. For a period of three (3) years from and after the Closing Date, Purchaser shall not and shall cause its Affiliates (including the Company) not to, directly or indirectly (except pursuant to a general solicitation which is not directed specifically to any Restricted Employee), (a) solicit, induce or encourage, in any manner whatsoever, Kerry Hooper, Matt Sordillo or Steve Lynch (such individuals, the “Restricted Employees”) to diminish or end any employment or contracting relationship with Paperless Parts unless such Restricted Employee’s employment or contracting relationship with Paperless Parts was terminated without cause by Paperless Parts more than twelve (12) months prior to such solicitation, inducement or encouragement, with such twelve-month period beginning on the date of termination of such Restricted Employee’s employment or contracting relationship with Paperless Parts, or (b) hire, employ or otherwise engage any Restricted Employee unless such Restricted Employee’s employment or contracting relationship with Paperless Parts ended more than twelve (12) months prior to such hiring, employment or engagement, with such twelve-month period beginning on the date of termination by Paperless Parts of such Restricted Employee’s employment or contracting relationship with Paperless Parts. Notwithstanding anything contained in this Section 6.8, Purchaser and the Company shall be entitled, for up to six (6) months after the Closing, to engage the services of the Restricted Employees in exchange for reasonable compensation therefor mutually agreed to by the Restricted Employees and Purchaser and for an average of no more than five (5) hours per week per Restricted Employee over such six (6) month period.

6.9     Confidentiality

From and after the date hereof, each Member shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person, unless required pursuant to Applicable Law or Legal Order, or use or otherwise exploit for his or her own benefit or for the benefit of any Person other than the Company Entities or Purchaser, any Confidential Information. In the event disclosure of Confidential Information is required by Applicable Law or a Legal Order, such Member shall provide the Company and Purchaser (if permissible) with written notice of such requirement so that the Company and/or Purchaser may seek, at its own expense, appropriate protections or limitations of such disclosure, and each Member agrees to reasonably cooperate at the Company’s or Purchaser’s expense in such protection efforts. With respect to trade secret information, each Member’s confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under Applicable Law. With respect to any particular Confidential Information that does not constitute a trade secret, each Member’s confidentiality/non-disclosure obligations shall continue until the earliest of: (i) the relevant Company Entity or Purchaser ceases to maintain such information as confidential; and (ii) such information is no longer Confidential Information. For the avoidance of doubt, the parties acknowledge and agree that notwithstanding anything to the contrary contained herein or in the Confidentiality Agreements, the provisions of this Section 6.9 will not prohibit any disclosure made in connection with the enforcement of any right or remedy related to this Agreement or the transactions contemplated herein. Each Member agrees that the terms of this Section 6.9 are reasonable, that a breach of this Section 6.9 would cause irreparable injury to the Company Entities and Purchaser, that money damages would not be a sufficient remedy for any breach of this Section 6.9 and that, in addition to all other remedies available hereunder or otherwise, the Company Entities and Purchaser, jointly and/or severally, shall be entitled to equitable relief, including specific performance and/or temporary and permanent injunctive relief (without having to post any bond or other security), in the event of any such breach or threatened breach.

6.10   Listing; Transfer Agent.

(a)     Purchaser shall use its commercially reasonable efforts to the extent required by the rules and regulations of the New York Stock Exchange, to prepare and submit to New York Stock Exchange (“NYSE”) an additional listing application for the listing of the shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby (the “NYSE Listing Application”) and to cause such NYSE Listing Application to be approved prior to the Closing Date. The Company and Purchaser will use commercially reasonable efforts to coordinate with respect to compliance with New York Stock Exchange rules and regulations. The Company will cooperate with Purchaser as reasonably requested by Purchaser with respect to the NYSE Listing Application and furnish to Purchaser all information concerning the Company and the Members that may be required or reasonably requested in connection with any action contemplated by this Section 6.10(a).

(b)     Transfer Agent. Purchaser shall cause the Transfer Agent to record the shares of Purchaser Common Stock represented by book-entry denoting the restricted shares in the amounts set forth under the heading “Purchaser Common Stock” next to the names of the Members and certain of the Change of Control Payment Recipients on Schedule I. The Company and each Member will, and they will cause each Change of Control Payment Recipient to, cooperate with Purchaser as reasonably requested by Purchaser and furnish to Purchaser and the Transfer Agent information concerning each such Person as is customarily provided pursuant to letters of transmittal that may be required or reasonably requested in connection with any action contemplated by this Section 6.10(b).

6.11   Director and Officer Liability and Indemnification.

(a)     For a period of six (6) years after the Closing, Purchaser will not, and will not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (unless required by Applicable Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(b)     At the Closing, Members shall obtain an irrevocable “tail” insurance policy to be maintained for a period of at least six (6) years commencing from the Closing Date, covering the persons who are, as of and prior to the Closing Date, covered by the Company’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to and on the Closing Date, on terms which are no less favorable to such persons than the terms of such current insurance in effect for the Company prior to the Closing; provided, that if such “tail” insurance policy is not available at a cost not greater than 200% of the annual premiums paid by the Company as of the date hereof under the current D&O policy (the “Insurance Cap”), then Members shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

6.12   Other Bonus Payments. Within two (2) days after Closing, Purchaser shall pay the Other Bonus Payments to the Company’s payroll account for further distribution to the recipients of such payments as set forth on a schedule to be provided by the Company to Purchaser at least five (5) Business Days prior to the Closing or applicable taxing authorities, as applicable, in the Company’s next scheduled payroll disbursement but in any event no later than seven (7) days after Closing.

6.13   Members’ Release. Effective as of the Closing, each Member, on behalf of such Member and his, her or its Affiliates (other than the Company), successors, assigns, heirs, Affiliates, beneficiaries, agents, representatives, spouse and next of kin (collectively, the “Releasing Parties”), hereby unconditionally, irrevocably and forever releases and discharges Purchaser, the Company and their respective successors and assigns, Affiliates, directors, managers, officers, employees, agents, members and stockholders (collectively, the “Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all Legal Actions, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, or Liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which such Member or any of the Releasing Parties ever had, now has or may ever claim to have against any Released Party, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter accrue (collectively, the “Released Claims”), excluding, however, those obligations arising under or contemplated by this Agreement, the Transaction Documents or the transactions contemplated herein or any document or certificate required to be delivered in connection herewith or therewith. Each Member (on behalf of such Member and each of his, her or its applicable Releasing Parties) shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Legal Action of any kind before any court, arbitrator or Governmental Body against any Released Party based upon any Released Claim. Each Member (on behalf of such Member and each of his, her or its applicable Releasing Parties) acknowledges that he, she or it may hereafter discover facts other than or different from those that he, she or it knows or believes to be true with respect to the subject matter of the Released Claims, but such Member hereby expressly agrees that, as of the Closing, such Member (on behalf of such Member and each of his, her or its applicable Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Member (on behalf of such Member and each of his, her or its applicable Releasing Parties) hereby acknowledges and agrees that if such Member or any of such Releasing Parties should hereafter make any claim or demand or commence or threaten to commence any Legal Action against any Released Party with respect to any Released Claim, this Section 6.06 may be raised as a complete bar to any such Legal Action, and the applicable Released Party may recover from such Member all Losses incurred in connection with such Legal Action.

Article VII
Conditions to Closing

7.1     Conditions to Obligations of the Company and the Members

The obligations of the Company and the Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of all of the following conditions precedent:

(a)     Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified by Materiality Qualifiers) at and as of the Closing Date as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(b)     Obligations. Purchaser shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with on or prior to the Closing Date.

(c)     No Litigation.

(i)     No Legal Action shall be pending or, to Purchaser’s knowledge, threatened against Purchaser, or any officer or director of Purchaser, that seeks the restraint or prohibition of, or damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii)     No Applicable Law or Legal Order of any nature that seeks to or would prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated hereby shall have been instituted, threatened or proposed against Purchaser before any Governmental Body.

(d)     HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act shall have expired or been duly terminated.

(e)     Certain Closing Deliveries. Purchaser shall have delivered (or caused to be delivered) to the Company each of the items contemplated to be so delivered by Sections 2.3(c).

7.2    Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of all of the following conditions precedent:

(a)     Representations and Warranties. The representations and warranties of the Members and the Company contained in Articles III and IV in this Agreement (other than the Fundamental Representations) (i) that are qualified by Materiality Qualifiers shall be true and correct at and as of the Closing Date as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) that are not qualified by Materiality Qualifiers shall be true and correct at and as of the Closing Date as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct would not have a Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects (de minimus inaccuracies excepted) at and as of the Closing Date as though made on and as of such date in all respects.

(b)     Obligations. The Company and the Members shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with on or prior to the Closing Date (other than the obligations set forth in Section 6.1(iii)).

(c)     Consents and Approvals. The Company shall have obtained and delivered to Purchaser (i) all consents and approvals necessary for the consummation of this Agreement, (ii) evidence reasonably satisfactory to Purchaser that all necessary or appropriate notices have been given to third parties, and (iii) estoppel certificates or consents from third parties to leases, contracts and agreements of the Company necessary or appropriate to permit Purchaser to consummate the transactions contemplated hereby, in each case as set forth on Exhibit 7.2(c) and in form and substance reasonably satisfactory to Purchaser.

(d)    No Material Adverse Effect. There shall not have occurred or exist any event, condition, change, effect, or circumstance which, individually or when taken together with all such events, conditions, changes, effects, or circumstances, has had or could reasonably be expected to have a Company Material Adverse Effect.

(e)     Certain Closing Deliveries. The deliveries required under Section 2.3(b) shall have been made by the Company and the Members.

(f)     No Change in Equity Ownership. There shall not have occurred any change in the record or beneficial ownership of any Capital Stock of the Company.

(g)    No Litigation.

(i)     No Legal Action shall be pending or, to the Knowledge of the Company, threatened against the Company or the Members, or any officer or manager of the Company, that seeks the restraint or prohibition of, or damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii)     No Applicable Law or Legal Order of any nature that seeks to or would prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated hereby shall have been instituted, threatened or proposed against the Company or the Members before any Governmental Body.

(h)     HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act shall have expired or been duly terminated. The Company shall have delivered (or caused to be delivered) to Purchaser a true, correct and complete copy of each filing and all additional documentation, with respect to the Company (or its applicable Affiliates), that is contemplated under Section 6.2(a).

7.3     Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

Article VIII
Termination; Amendment; Waiver

8.1     Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing, by the mutual written consent of Purchaser and the Company.

8.2     Termination by Either Purchaser or the Company. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Purchaser or the Company by written notice to the other if (a) any court of competent jurisdiction in the United States or some other Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable, or (b) the Closing shall not have occurred on or before December 31, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach or failure to fulfill any of his, her or its obligations under this Agreement has been the primary cause of or primarily results in such failure to close.

8.3     Termination by Purchaser. This Agreement may be terminated by Purchaser and the transactions contemplated herein may be abandoned by written notice to the Member Representative at any time prior to the Closing, if (a) the Company or the Members shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company or such Member of written notice of such failure, (b) any representation or warranty of the Company or the Members contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), and such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company or such Member of written notice of such failure except, in any case, such failures to be true and correct that would cause the conditions in Section 7.2(a) to become incapable of fulfillment at Closing which, individually or in the aggregate with all other such failures, are not reasonably likely to adversely affect the Company in any material respect or adversely affect the Company’s ability to complete the transactions contemplated herein, or (c) any other condition in Section 7.2 becomes incapable of fulfillment at Closing.

8.4     Termination by the Company. This Agreement may be terminated by the Company and the transactions contemplated herein may be abandoned by written notice to Purchaser at any time prior to the Closing if (a) Purchaser shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after receipt by Purchaser of written notice of such failure, (b) any representation or warranty of Purchaser contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), and such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Purchaser of written notice of such failure except, in any case, such failures to be true and correct that would cause the conditions in Section 7.1(a) to become incapable of fulfillment at Closing which, individually or in the aggregate with all other such failures, are not reasonably likely to adversely affect Purchaser’s ability to complete the transactions contemplated by this Agreement, or (c) any other condition in Section 7.1 becomes incapable of fulfillment at Closing.

8.5     Effect of Termination. If any party terminates this Agreement pursuant to this Article VIII, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party, except for any Liability of any party then in breach and such termination will not be deemed to release any party from liability hereunder; provided, however, that notwithstanding the foregoing, this Section 8.5 and Article IX of this Agreement shall survive termination. Each party’s rights of termination under this Article VIII are in addition to any other rights such party may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies.

8.6     Extension; Waiver. At any time prior to the Closing, Purchaser and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder, including any decision to consummate the transactions contemplated hereby, shall not constitute a waiver of such rights.

Article IX
Indemnification

9.1     Survival. The representations and warranties in this Agreement and in any certificate furnished in connection with the transactions contemplated hereby shall survive until and expire on the date which is eighteen (18) months after the Closing Date (the “General Reps Expiration Date”), except that:

(a)     the representations and warranties (including in the certificate delivered in accordance with Section 2.3(b)(ii)) in Section 3.1 (Capitalization), Section 3.2 (Authority; Binding Agreement), Section 3.5 (Brokers and Finders), Section 4.1 (Corporate Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority; Binding Agreement), Section 4.20 (Brokers and Finders), Section 4.23 (Outstanding Indebtedness), and Section 4.11 (Tax Matters) (collectively, the “Fundamental Representations”), Section 4.5(a) (Title to Assets), Section 4.18 (Employee Benefits), and Section 4.19 (Environment, Health and Safety Matters) will survive until the expiration of all applicable statutes of limitation applicable to claims related thereto, plus an additional sixty (60) days later;

(b)     the representations and warranties in Section 4.13(a) (Intellectual Property) as to each patent or registration owned by a Company Entity with respect to any of its Intellectual Property and each pending patent application or application for registration owned by a Company Entity with respect to any of its Intellectual Property will survive until and expire on the date which is sixty (60) months after the Closing Date; and

(c)     any representation and warranty that is the subject of a claim for intentional fraud will survive indefinitely.

All covenants and agreements shall continue to survive in accordance with their terms (but if no term is specified, such survival shall extend until the expiration of all applicable statutes of limitation applicable to claims related thereto, plus an additional sixty (60) days). The date when any representation, warranty, covenant or agreement expires in accordance with this Section 9.1 and this Agreement is referred to herein as the “Expiration Date”. Notwithstanding the foregoing, if written notice is properly given pursuant to this Article IX with respect to any alleged breach of a representation, warranty, covenant or agreement to which such party is entitled to be indemnified hereunder prior to the applicable Expiration Date, then such representation, warranty, covenant or agreement shall survive, with respect to the subject matter of such written notice, until the applicable claim is finally resolved and satisfied in accordance with the provisions of this Article IX.

9.2     Indemnification by the Members. Subject to the limitations set forth in Section 9.5, the Members hereby agree, from and after the Closing, to jointly and severally indemnify (other than with respect to Section 9.2(a)(i) or Section 9.2(c) in which case each Member will severally indemnify solely as to himself, herself or itself), defend and hold harmless Purchaser and the Company, and their respective Affiliates, officers, directors, shareholders, members, managers, subsidiaries, employees, agents, permitted assigns and representatives (each, a “Purchaser Indemnified Party” and, together, the “Purchaser Indemnified Parties”) from and with respect to any and all losses, damages, Liabilities, deficiencies, Legal Actions, Legal Orders, Taxes, judgments, interest, awards, penalties, fines, dues, costs, fees and expenses of whatever kind, including any diminution in the value of the Company, interest, reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, the cost of pursuing any insurance providers, and all amounts paid in investigation, defense, or settlement of any of the foregoing, whether asserted by third parties or incurred or sustained in the absence of third-party claims (each a “Loss” and, collectively, “Losses” except that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Body or other third party) related to, as a result of or arising out of, directly or indirectly, any of the following:

(a)     the breach of any representation or warranty of (i) the Members or (ii) the Company contained herein, in each case including the Schedules and Exhibits hereto, or in any certificate furnished by the Company or any Member, as applicable, in connection with the transactions contemplated hereby;

(b)     the breach of any covenant or agreement of the Company contained herein, including the Schedules and Exhibits hereto, which is to be performed on or before the Closing Date;

(c)     the breach of any covenant or agreement of any Member contained herein or in any certificate furnished by such Member in connection with the transactions contemplated hereby (whether to be performed before or after the Closing Date);

(d)     Taxes of the Company Entities for or relating to periods (or portions thereof) ending on or before the Closing Date to the extent not accrued or reserved as a current liability on the Final Closing Payment Calculation Statement; or

(e)     Any matter identified on Schedule 9.2(e).

9.3     Indemnification by Purchaser. Subject to the limitations set forth in Section 9.5, from and after the Closing, Purchaser hereby agrees to indemnify, defend and hold harmless the Members, and any heirs, representatives or agents of any of them (each a “Member Indemnified Party” and, together, the “Member Indemnified Parties”) from and with respect to any Losses related to, as a result of or arising out of, directly or indirectly, any of the following:

(a)     the breach of any representation or warranty of Purchaser contained herein, including the Schedules and Exhibits hereto, or in any certificate furnished by Purchaser in connection with the transactions contemplated hereby;

(b)     the breach of any covenant or agreement of Purchaser contained herein, including the Schedules and Exhibits hereto, or in any certificate furnished by Purchaser in connection with the transactions contemplated hereby; or

(c)     the breach of any covenant or agreement of the Company contained herein which is to be performed after the Closing Date.

9.4     Claims.

(a)     Notice of Claims. A Person entitled to be indemnified pursuant to this Article IX (the “Indemnified Party”) shall notify the party or parties obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”) which notice, in the case of any indemnification under Section 9.2, shall be given to the Member Representative, in writing in accordance with Section 10.4 of any claims for indemnification under this Agreement (such notice, a “Notice of Claim”); provided, however, that the failure of the Indemnified Party to give a Notice of Claim shall not limit or otherwise affect any right to indemnification hereunder except to the extent, if at all, that the Indemnifying Party shall demonstrate that he or it was materially prejudiced by such failure. Any Notice of Claim (i) shall be delivered prior to the applicable Expiration Date, if any, and (ii) shall be made in good faith and state the basis on and Losses for which indemnification is being asserted, to the extent known by the Indemnified Party.

(b)    Defense of Claims. If the Notice of Claim involves a Legal Action (including, without limitation, any audit, action or proceeding relating to Taxes) instituted by any third party for which the Liability or the costs or expenses are Losses (any such third party Legal Action or proceeding being referred to as a “Claim”), the Indemnifying Party shall have the right (subject to any rights of an insurer under the Rep and Warranty Policy or any other applicable insurance policy) (i) to employ counsel at its sole cost and expense reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such Claims; provided, however, that the Indemnifying Party shall only have the rights set forth in Section 9.4(b)(i) through (iii) if: (A) the defense of such Claim by the Indemnifying Party will not, in the good faith reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (B) the Indemnifying Party has sufficient financial resources, in the good faith reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (C) the amount of the potential Losses of the Indemnified Party related to such Claim are not estimated to exceed the indemnification limits in Section 9.5, (D) the Claim solely seeks (and continues to seek) monetary damages; (E) the Claim does not include criminal charges and (F) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Claim subject to the limitations set forth in this Agreement (the conditions set forth in clauses (A) through (E) are, collectively, the “Litigation Conditions”). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within thirty (30) days of receipt by the Indemnifying Party of a Notice of Claim or such earlier time necessary to reasonably allow a timely response to the Claim (the “Indemnity Notice Period”) of its election to defend any such Claim. If the Indemnifying Party assumes the defense of such Claim, then (1) the Indemnifying Party shall be obligated to indemnify the Indemnified Party with respect to such Claim, (2) the Indemnifying Party shall actively and diligently conduct the defense, and (3) the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice) and receive copies of all notices, pleadings and other submissions, at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; (y) any of the Litigation Conditions ceases to be met; or (z) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such Claim resulting therefrom, then the Indemnifying Party will no longer have the right to assume the defense of such Claim, the Indemnified Party may defend against any such Claim in such manner as it may deem appropriate, and the Indemnifying Party will remain responsible for any Losses that are ultimately determined to be owed under this Article IX subject to the limitations set forth in this Agreement. If the Indemnifying Party does not assume the defense as provided in the immediately preceding sentence, the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all material matters concerning such Claim. Notwithstanding anything to the contrary herein, the Indemnifying Party shall have the right to assume the defense of any Claim related to any matter set forth on Schedule 9.2(e) at its own cost and expense (but subject to the limitations set forth herein), and defend against any such Claim in such manner as it may deem appropriate, and the Indemnified Party shall have the right to receive copies of all notices, pleadings and other submissions, and the terms of clause (c) below shall apply, mutatis mutandis, to the Indemnified Party’s right to consent to a settlement of, or the entry of any judgment arising from, any such Claim; provided, however, to the extent that any such claim is related to a customer of Purchaser or a Company Entity, the Indemnified Party shall have the right to assume the defense and the Indemnifying Party shall have the right to receive copies of all notices, pleadings and other submissions, and the terms of clause (c) below shall apply, mutatis mutandis, to the Indemnified Party’s right to consent to a settlement of, or the entry of any judgment arising from, any such Claim.

(c)     Settlement of Claims. The Indemnifying Party, if it has assumed the defense of any Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Claim, except that no written consent shall be necessary if the settlement (i) includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, (ii) does not grant any injunctive or equitable relief or (iii) there is no finding or admission of any violation of any law and no effect on any other claim that may be made against the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 9.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d)     Cooperation. Purchaser and the Members shall reasonably cooperate with each other in the defense of any Claim and shall make available to the party or parties defending such Claim such materials, assistance, and access relating thereto as is reasonably requested from the first such Person.

(e)     Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a third party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof via Notice of Claim, provided, however, that the failure of the Indemnified Party to give a Notice of Claim shall not limit or otherwise affect any right to indemnification hereunder except to the extent, if at all, that the Indemnifying Party shall demonstrate that he or it was materially prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, all Indemnifying Parties shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof. If the Indemnifying Party shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of such objection, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.5     Limitations.

(a)     Purchaser Indemnified Parties. The rights of the Purchaser Indemnified Parties to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:

(i)     Deductible. The Purchaser Indemnified Parties shall not be entitled to recover for Losses pursuant to Section 9.2(a) until the total amount to which the Purchaser Indemnified Parties would recover under Section 9.2(a) exceeds $600,000, at which point the Purchaser Indemnified Parties shall be entitled to recover the full amount of all Losses in excess of $300,000; provided, however, that this Section 9.5(a)(i) shall not apply to, reduce or otherwise affect any Losses (A) related to, as a result of or arising out of, directly or indirectly, the breach of any Fundamental Representations (including in the certificate delivered in accordance with Section 2.3(b)(ii)), (B) subject to indemnification under Section 9.2(b) through 9.2(d); (C) involving intentional fraud (clauses (A), (B) and (C), collectively, “Purchaser Special Claims”); or (D) subject to indemnification under Section 9.2(e).

(ii)    Cap. Except as provided in clause (A) of this Section 9.5(a)(ii), the aggregate Losses payable by the Members with respect to claims for indemnification under Section 9.2(a) that are neither Purchaser Special Claims nor Exclusions shall not exceed $900,000 and all such claims for Losses in excess of the Indemnity Escrow Amount shall be made solely against the Rep and Warranty Policy. In no event will:

(A)     the aggregate liability of the Members for any Losses in respect of the Exclusions and other claims for indemnification under Section 9.2(a) (other than in respect of Purchaser Special Claims) exceed an amount equal to $12,000,000 minus the amount of any claims actually paid from the Rep and Warranty Policy with respect to claims for indemnification under Section 9.2(a) for breaches of non-Fundamental Representations;

(B)     any Losses in respect of the Purchaser Special Claims, Exclusions or matters subject to indemnification under Section 9.2(e) be limited by or count towards the dollar limitation set forth in first sentence of this clause (ii) above;

(C)     with respect to matters subject to indemnification under Section 9.2(e), (1) the aggregate Losses payable by the Members in respect of the Special Litigation Claims exceed $12,000,000, and (2) the aggregate Losses payable by the Members in respect of all other matters identified on Schedule 9.2(e) exceed $5,000,000; and

(D)     the aggregate liability of the Members hereunder exceed the consideration payable hereunder (including cash consideration and the Stock Consideration payable to the Members).

(iii)   Other Limitations. Notwithstanding anything herein to the contrary, Losses payable by the Members under this Article IX shall be reduced by any insurance proceeds (other than the Rep and Warranty Policy) actually recovered by the applicable Purchaser Indemnified Parties with respect thereto, net of any reasonable costs and expenses incurred in obtaining, or as a result of, such recovery. No Purchaser Indemnified Party will be entitled to any indemnification under this Article IX to the extent such matter is or should be included in the Final Closing Payment Calculation Statement determined pursuant to Section 2.4.

(b)     Member Indemnified Parties. The rights of the Member Indemnified Parties to indemnification pursuant to the provisions of Section 9.3 are subject to the following limitations:

(i)     Deductible. The Member Indemnified Parties shall not be entitled to recover for Losses pursuant to Section 9.3(a) until the total amount to which the Member Indemnified Parties would recover under Section 9.3(a) exceeds $600,000 at which point the Member Indemnified Parties shall be entitled to recover the full amount of all Losses in excess of $300,000; provided, however, that this Section 9.5(b)(i) shall not apply to, reduce or otherwise affect any Losses (A) related to, as a result of or arising out of, directly or indirectly, the breach of any representation or warranty (including in the certificate delivered in accordance with Section 2.3(c)(i)) set forth in Sections 5.1 (Corporate Organization and Qualification), 5.3 (Authority; Binding Agreement) and 5.6 (Brokerage), (B) subject to indemnification under Section 9.3(b), or (C) involving intentional fraud (clauses (A), (B) and (C), collectively, (“Member Special Claims”).

(ii)    Cap. The aggregate Losses payable by Purchaser with respect to claims for indemnification under Section 9.3(a) that are not Member Special Claims shall not exceed $900,000. In no event will Member Special Claims be limited by or count towards this dollar limitation.

(iii)   Other Limitations. Notwithstanding anything herein to the contrary, Losses payable by Purchaser under this Article IX shall be reduced by any insurance proceeds actually recovered by the applicable Member Indemnified Parties with respect thereto, net of any costs and expenses incurred in obtaining, or as a result of, such recovery.

9.6     Materiality Qualifiers. The parties acknowledge and agree that certain representations and warranties contained in Article III, Article IV and Article V are qualified by references to materiality, material respects and the like, or by matters having or not having a Company Material Adverse Effect or Purchaser Material Adverse Effect (collectively, “Materiality Qualifiers”). For purposes of determining whether there has been a breach of any representation or warranty in this Agreement, including the Schedules and Exhibits hereto, or in any certificate furnished in connection with the transactions contemplated hereby and the amount of a claim and related Losses, the Materiality Qualifiers shall be ignored and the representations and warranties shall be construed without regard to any Materiality Qualifiers therein contained.

9.7     Company Indemnification of Members. Each of the Members agrees not to make any claim for indemnification against the Company by reason of the fact that such Member or its, his or her designee was a director, officer, manager, employee, or agent of any such entity or was serving at the request of any such entity as a member, partner, trustee, director, officer, employee, or agent of another entity (whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any Legal Action brought by any Purchaser Indemnified Party against such Member related to the subject matter of this Agreement and the transactions contemplated hereby (whether such Legal Action is pursuant to this Agreement, Applicable Law, or otherwise). In no event will any Member have any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability of such Member under this Agreement.

9.8     Escrowed Funds. As additional security for payments required to be made pursuant to Section 2.4 and the indemnity obligations of the Members under this Article IX and by virtue of this Agreement and the transactions contemplated hereby, the Escrowed Funds will be deposited with the Escrow Agent. Subject to Section 9.9 and Section 9.10, the Purchaser Indemnified Parties shall be entitled to indemnity from the Indemnity Escrow Amount held in the Escrowed Funds for all Losses incurred by them and indemnifiable under this Article IX. Notwithstanding anything in this Agreement to the contrary, following the General Reps Expiration Date, (a) recourse for claims by any Purchaser Indemnified Party for indemnification under Section 9.2(a) (other than for Purchaser Special Claims, matters subject to indemnification under Section 9.2(e), claims with respect to the Exclusions or claims for which a Notice of Claim for indemnification out of the Indemnity Escrow Amount was delivered prior to the General Reps Expiration Date) shall be made solely against the Rep and Warranty Policy so long as coverage is reasonably available thereunder, and (b) recourse for any Purchaser Special Claims, matters subject to indemnification under Section 9.2(e) or the Exclusions shall be made in accordance with Section 9.9.

9.9     Recourse. The recourse for claims by a Purchaser Indemnified Party under this Article IX shall be as follows:

(a)     with respect to Losses in respect of claims under Section 9.2(a) and in respect of the Purchaser Special Claims (other than for Losses in respect of the Exclusions), (i) first, to the extent coverage is reasonably available thereunder, to the Rep and Warranty Policy, (ii) second, to the Indemnity Escrow Amount held in the Escrowed Funds, and (iii) thereafter, to the Members on a joint and several basis;

(b)     with respect to Losses in respect of the Exclusions, (i) first, to the Indemnity Escrow Amount held in the Escrowed Funds, and (ii) thereafter, to the Members on a joint and several basis; and

(c)     with respect to Losses in respect of matters subject to indemnification under Section 9.2(e), (i) in respect of the Special Litigation Claims, (A) first, to the Special Claims Escrow Amount held in the Escrowed Funds and (B) thereafter, to the Members on a joint and several basis, and (ii) in respect of all other matters identified on Schedule 9.2(e), (A) first, to the Indemnity Escrow Amount held in the Escrowed Funds, and (B) thereafter, to the Members on a joint and several basis.

Notwithstanding the foregoing, pursuing coverage under the Rep and Warranty Policy is not a condition to a Purchaser Indemnified Party submitting a Notice of Claim and tolling the Expiration Date with respect to such claims or initiating a claim with respect to the applicable portion of the Escrowed Funds.

9.10   Exclusive Remedy. The parties hereto acknowledge and agree that if the Closing occurs, the sole and exclusive remedy of the Purchaser Indemnified Parties and the Member Indemnified Parties from and after the Closing with respect to (a) the subject matter of this Agreement or the transactions contemplated hereby (other than Section 2.4), or (b) any other matter relating to the Company or its Subsidiaries prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Company or its Subsidiaries prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters) shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article IX. Notwithstanding anything in this Section 9.10 to the contrary, nothing in this Agreement shall limit (a) any claims against the Company under this Agreement if the Closing does not occur, (b) any claims for specific performance, injunctive or declaratory relief, or other equitable remedies, or (c) claims for intentional fraud. All remedies provided in this Agreement are cumulative and not exclusive.

9.11   Rep and Warranty Insurance Policy. The parties agree that, at or before Closing, the Purchaser shall take all action reasonably necessary to make the Rep and Warranty Policy effective. Purchaser agrees that, after the date hereof, the Rep and Warranty Policy shall not be assigned, modified, amended or waived in any respect in a manner that has any adverse effect on the Members or the Member Representative, without the prior consent of the Member Representative (which consent shall not be unreasonably withheld or delayed).

Article X
Miscellaneous and General

10.1     Payment of Expenses

Whether or not the transactions contemplated hereby shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. Specifically, the Company Transaction Expenses including legal, accounting and other similar fees and expenses, shall be the responsibility of, and paid by, the Members. The Members represent, warrant and covenant that the Company and Purchaser will have no liability for any such Company Transaction Expenses after the Closing.

10.2     Modification or Amendment

The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by Purchaser and the Member Representative.

10.3     Waiver

The conditions to each of the parties’ obligations to consummate the transactions contemplated herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law. Any failure of Purchaser, on the one hand, or the Company or the Members, on the other hand, to comply with any covenant, agreement or condition herein may be waived in writing by the Member Representative or by Purchaser, respectively, but such waiver or failure to insist upon strict compliance with such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, in order to be valid such consent must be in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

10.4     Notices

Any notice, request, instruction, consent or other communication to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given when delivered personally or one business day after being sent by overnight courier or three business days after being sent by registered or certified mail, postage prepaid, or when sent by email transmission, as follows:

If to the Company (prior to the Closing Date):

The Rapid Manufacturing Group LLC

15 Charron Avenue

Nashua, NH 03063

Attention: James L. Jacobs, II

Email: jay@rapidmanufacturing.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Pope, P.C.

One Financial Center

Boston, MA 02111

Attention: Greg S. Fine, Esq.

Email: GSFine@mintz.com

If to Purchaser or, after the Closing Date, the Company:

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: John A. Way, CFO

Email: john.way@protolabs.com

With a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attention: Mark D. Pihlstrom

Email: mark.pihlstrom@faegrebd.com

If to the Member Representative or the Members:

James L. Jacobs, II

PO box 184

379 Amherst St, Nashua, NH 03063

Email: stuff@jayjacobs.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Pope, P.C.

One Financial Center

Boston, MA 02111

Attention: Greg S. Fine, Esq.

Email: GSFine@mintz.com

or to such other Persons or addresses as may be designated in writing in accordance with this Section 10.4 by the party to receive such notice.

10.5     Entire Agreement; Assignment. This Agreement (including the schedules, exhibits, documents and the instruments referred to herein that are to be executed and delivered in connection herewith and the Confidentiality Agreements) (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Purchaser may, at any time, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates.

10.6     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.11 and Section 6.12 shall inure to the benefit of and be enforceable by the Persons indemnified pursuant to such sections or are the intended beneficiaries thereof, and the provisions of Article IX shall inure to the benefit of and be enforceable by the Purchaser Indemnified Parties and the Member Indemnified Parties.

10.7     Severability.      If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and such term shall be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the parties’ original intent as possible.

10.8     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

10.9     Neutral Construction. The parties hereto agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties hereto agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that no provisions of this Agreement should be construed against either party on the grounds that such party drafted or was more responsible for drafting such provision. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.10   Headings; Construction. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof, except as it relates to the disclosure of that item in response to any representation or warranty. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. A disclosure on any Schedule shall be considered disclosed for purposes of other Schedules so long as it is reasonably apparent on its face and due to its description that such disclosure should apply for purposes of such other Schedules. In no event will the mere listing in a Schedule of a document or other item alone be deemed adequate to disclose an exception to a representation or warranty in the Agreement unless the representation or warranty has to do with the existence of the document or other item itself. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) words denoting any gender include all genders, (c) any reference to a statute means the statute and any regulations thereunder in force as of the date of this Agreement unless otherwise expressly provided, (d) when calculating the period of time within which or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day (i.e., a Saturday, Sunday or day which is a statutory holiday under the laws of the United States or the State of Minnesota), then the period shall end on the next day which is a business day and the word “day” means calendar day unless otherwise specified, (e)  any reference to “best efforts” or “commercially reasonable efforts” or “reasonable efforts” herein does not include any obligation to pay, or guarantee the payment of, money or other consideration to any third party relating to obtaining any consent, approval or waiver with respect to the transactions contemplated by this Agreement, (f) reference to any agreement, document, or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (g) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, and (h) reference to Schedules, Exhibits, Sections, etc., is to Schedules, Exhibits, Sections, etc. of this Agreement unless the context clearly indicates otherwise.

10.11   Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

10.12  Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT SITTING IN the State of DElaware AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF Delaware (IF FEDERAL JURISDICTION EXISTS), AND ANY APPLICABLE APPELLATE COURTS, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

10.13  Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, PDF file or other means of electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

10.14  Further Assurances; Cooperation After Closing. The Members shall reasonably cooperate with Purchaser and the Company after the Closing, and shall cause their representatives to cooperate, to ensure the orderly transition of the ownership of the Company and its business and to minimize any disruption to the Company’s business that might result from the transactions contemplated hereby. From time to time, as and when reasonably requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

10.15  Member Representative.

(a)     Appointment. Each Member hereby appoints James L. Jacobs, II as Member Representative, (“Member Representative”) to act as the agent, proxy and attorney-in-fact for such Member for all purposes under this Agreement (including full power and authority to act on the Members’ behalf). Without limiting the generality of the foregoing, Member Representative will be authorized to: (i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Members necessary to effectuate the Closing and consummate the transactions contemplated by this Agreement; (ii) take all actions on behalf of the Members with respect to the matters set forth in Articles I and II; (iii) take all actions on behalf of the Members in connection with any claims made under Article IX to defend or settle such claims, and to make payments in respect of such claims; (iv) execute and deliver, should it elect to do so in its sole discretion, on behalf of the Members, any amendment to this Agreement so long as such amendment will apply equally to all Members; and (v) take all other actions to be taken by or on behalf of the Members and exercise any and all rights which the Members are permitted or required to do or exercise under this Agreement.

(b)    Liability. Member Representative will not be liable to any Member for any action taken by it in good faith pursuant to this Agreement, and the Members will jointly and severally indemnify Member Representative from any Losses arising out of its serving as Member Representative hereunder (the “Representative Expenses”). Member Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Members hereunder, and Purchaser agrees that it will not look to the personal assets of Member Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Members hereunder.

10.16  Representation of the Members and their Affiliates. Purchaser agrees, on its own behalf and on behalf of the Purchaser Indemnified Parties, that, following the Closing, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may serve as counsel to the Members and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. prior to the Closing Date of the Company or any of its Subsidiaries. Purchaser and the Company (and the Company shall cause its Subsidiaries to) hereby (a) waive any claim they have or may have that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Purchaser, the Company or any of its Subsidiaries, on the one hand, and the Members and their Affiliates, on the other hand, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may represent the Members or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser and/or the Company or any of its Subsidiaries and even though Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may have represented the Company and/or its Subsidiaries in a matter substantially related to such dispute and may have confidential information learned in the prior representation that is relevant to such dispute. Purchaser and the Company also further agree that, as to all communications among Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or other counsel to the Company or its Subsidiaries) and the Company, any of its Subsidiaries and the Members or the Members Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Members and may be controlled by the Members and will not pass to or be claimed by Purchaser or the Company or any of their Subsidiaries. Purchaser, the Company and/or any of their Affiliates shall not attempt to control or access, examine or use such privileged communications of the Members, including any electronic versions or copies of such communications. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company or any of their Subsidiaries, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Members.

10.17     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Purchaser in accordance with their specific terms or were otherwise breached by Purchaser.  It is accordingly agreed that the Company and Members will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Purchaser and to enforce specifically the terms and provisions hereof against Purchaser in any court having jurisdiction, this being in addition to any other remedy to which the Company or Members are entitled at law or in equity.

Article XI
Definitions

11.1     Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Accounting Principles” is defined in the definition of Closing Net Working Capital.

“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. With respect to an individual, Affiliate also means that individual’s spouse, former spouse, siblings, spouse’s and former spouse’s siblings, ascendants and descendants. The term “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” is defined in Section 1.1 of this Agreement.

“Agreement” is defined in the preamble of this Agreement.

“Allocation Schedule” is defined in Section 6.7(f) of this Agreement.

“Applicable Law” means, with respect to any Person, all federal, state, local or foreign constitutions, treaties, laws (including common law), statutes, rules, governmental regulations, codes, plans, ordinances, bylaws and the like, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, rulings, charges or similar commands applicable to such Person.

“Capital Stock” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) other ownership interests in a Person, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) warrants, options or rights of any nature to purchase, acquire or otherwise obtain any of the foregoing (or any rights with respect thereto).

“Cash on Hand” means, with respect to the Company and its Subsidiaries, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby) all cash, all cash equivalents, all restricted cash, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“Certificate of Indebtedness” is defined in Section 2.2(a) of this Agreement.

“Change of Control Cash Payments” means an amount equal to (a) the aggregate Change of Control Payments payable to the Change of Control Payment Recipients pursuant to The Rapid Manufacturing Group LLC 2017 Employee Transaction Bonus Plan minus (b) the value of the Purchaser Common Stock issuable to certain of the Change of Control Payment Recipients as set forth next to their names under the heading “Equity Value” on Schedule I.

“Change of Control Payments” means any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Company or any of its Subsidiaries as a result of the Closing to any present or former director, stockholder, manager, member, employee or consultant thereof (“Change of Control Payment Recipients”), including pursuant to The Rapid Manufacturing Group LLC 2017 Employee Transaction Bonus Plan.

“Change of Control Payment Recipients” is defined in the definition of “Change of Control Payments”.

“Claim” is defined in Section 9.4(b) of this Agreement.

“Closing” is defined in Section 2.1 of this Agreement.

“Closing Date” is defined in Section 2.1 of this Agreement.

“Closing Indebtedness” is defined in Section 1.1(a)(i) of this Agreement.

“Closing Net Working Capital” means, as of the Closing the excess of (a) all current assets of the Company and its Subsidiaries, excluding Cash on Hand, deferred Taxes and other non-operational items as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), over (b) all current liabilities of the Company and its Subsidiaries (other than deferred Taxes and other than (i) Indebtedness, (ii) the Company Transaction Expenses, and (iii) the Change of Control Payments, to the extent treated as a reduction to the Closing Payment Amount, and (iv) any Change of Control Payments payable in Purchaser Common Stock) as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby) and all determined in accordance with GAAP without duplication and in accordance with the principles of preparation set forth on Exhibit 11.1(a) attached hereto (the “Accounting Principles”). The parties agree that the purpose of preparing and calculating the Closing Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, reserves, judgments or estimation methodologies from the Accounting Principles.

“Closing Payment Amount” means (a) $110,000,000, (b) minus the Closing Indebtedness, (c) minus the amount of all Company Transaction Expenses, (d) plus the amount of the Net Working Capital Adjustment, (e) plus the amount of the Cash on Hand, (f) minus the Change of Control Cash Payments, (g) minus the Representative Fund, (h) minus the Indemnity Escrow Amount, (i) minus the Special Claims Escrow Amount, and (j) minus the Working Capital Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble of this Agreement.

“Company Entities” means, collectively, the Company and each of its Subsidiaries. In the interest of clarity, Rapid Real Estate, LLC, a New Hampshire limited liability company, is not a Company Entity.

“Company Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or would reasonably be expected to have an adverse effect on the condition (financial or otherwise), properties, business, operations or results of operations of the Company Entities which is material to the Company Entities; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company Entities operate; (c) any changes in financial or securities markets in general; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any changes in Applicable Law or accounting rules, including GAAP; (f) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (g) any adverse change in or effect on the business of the Company Entities that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article VIII, or (h) any adverse change in or effect on the business of the Company Entities that is caused by any delay in consummating the Closing after the specific date referred to in Section 2.1 as a result of (A) any violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement, which has prevented the satisfaction of any condition to the obligations of the Company at the Closing, (B) the institution of any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement by any Governmental Body or third party, or (C) the failure to satisfy the condition to Closing set forth in Section 7.2(g) as of the date specified in Section 2.1 (including as a result of the request for submission of additional information or documentary material regarding the transactions contemplated by this Agreement from the Company or Purchaser after review of the initial notification submitted pursuant to the HSR Act or any other applicable antitrust or competition law by the Federal Trade Commission or any other regulatory agency); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Entities compared to other participants in the industries in which the Company Entities conduct business.

“Company Transaction Expenses” means (a) all fees and disbursements of attorneys, investment bankers, accountants and other advisors and service providers incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, and (b) to the extent not included in Change of Control Payments or Other Bonus Payments, any bonuses or severance that become payable as a result of the transactions contemplated hereby (whether contingent upon the Closing or upon the Closing and the occurrence of another event), in each case that are payable by any Company Entity (on or before the Closing) and have not been paid as of the Closing and are not accrued as a current liability in the calculation of Closing Net Working Capital. Without limitation as to the foregoing, (w) one-half of the filing fees under the HSR Act to be paid by the Members pursuant to Section 6.2(a), (x) all investment banking fees, commissions and expenses payable or reimbursable to Bigelow LLC, (y) one-half of the Escrow Agent’s administration fee, and (z) the cost of obtaining the Rep and Warranty Policy shall be deemed to be Company Transaction Expenses.

“Computer Systems” means any combination of the computer software (including source code, executable code, databases and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Company for its internal operations.

“Confidential Information” means any trade secrets, confidential and proprietary information and/or any other non-public information with respect to the Company Entities or their businesses, including methods of operation, manufacturing processes, research and development information, customers, customer lists, products, prices, fees, costs, technology, inventions, Know-How, software, marketing methods, plans, personnel information, suppliers, competitive intelligence information, marketing information or other specialized information or proprietary information about the businesses of the Company Entities; provided, however, that Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on or prior to the Closing Date, (B) becomes available to any party hereunder or generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (C) is independently created without use of or reference to Confidential Information.

“Confidentiality Agreements” means, collectively: (a) that certain (confidentiality and nondisclosure) letter, by and between Purchaser and the Company, dated as of April 4, 2017, (b) that certain Nondisclosure Agreement, by and between Purchaser and the Company, dated as of May, 2017, or (c) that certain Mutual Confidentiality Agreement, by and between the Company and Rob Leonard, dated as of August 16, 2017.

“Direct Claim” is defined in Section 9.4(e) of this Agreement.

“Disclosure Schedule” means the schedules delivered by the Members and the Company to Purchaser with respect to Article III and Article IV, or by Purchaser to the Company with respect to Article V.

“DOJ” is defined in Section 6.2(a) of this Agreement.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan, agreement or arrangement, (b) employee benefit plan within the meaning of ERISA §3(3), and (c) any other material employee benefit plan, program or arrangement involving compensation, deferred compensation, supplemental retirement, bonus, equity based awards, incentive, insurance coverage, severance, retention, change in control, medical, dental, vision, transportation, disability, paid time off or fringe benefits that the Members, any Company Entity or any ERISA Affiliate currently maintains or contributes to, or has any current or potential liability, for the benefit of any current or former employee, consultant, officer, director or other individual (or their beneficiary or dependent).

“Enforcement Limitations” is defined in Section 4.3 of this Agreement.

“Environmental Claim” is defined in Section 4.19(e) of this Agreement.

“Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, hazardous substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which, together with the Company, is or was a member of (a) a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, (c) an affiliated service group within the meaning of Section 414(m) or the Code or the regulations under Section 414(o) of the Code, or (d) controlled group within the meaning of Section 4001 of ERISA.

“Escrow Agent” is defined in Section 2.3(a)(ii) of this Agreement.

“Escrow Agreement” is defined in Section 2.3(a)(ii) of this Agreement.

“Escrowed Funds” is defined in Section 2.3(a)(ii) of this Agreement.

“Estimated Closing Payment Calculation Statement” is defined in Section 1.3 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusions” means any representation or warranty of the Members or the Company contained in Articles III and IV of this Agreement, solely to the extent that any Losses for breaches of any such representation or warranty are Losses that are specifically excluded from the Rep and Warranty Policy and described in Section III thereof.

“Expiration Date” is defined in Section 9.1(b) of this Agreement.

“Final Closing Payment Calculation Statement” is defined in Section 2.4(a) of this Agreement.

“Financial Statements” is defined in Section 4.7(a) of this Agreement.

“FTC” is defined in Section 6.2(a) of this Agreement.

“Fundamental Representations” is defined in in Section 9.1(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Reps Expiration Date” is defined in in Section 9.1 of this Agreement.

“Governmental Authorization” means any notice to, approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law or Legal Order.

“Governmental Body” means, wherever located, any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body legally entitled to exercise any administrative, arbitrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power.

“Hazardous Material” means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances and materials, and petroleum as regulated under Environmental Health and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“including” means “including without limitation.”

“Indebtedness” of any Person means the following, excluding payables incurred in the ordinary course of business: (a) all indebtedness for borrowed money created, incurred or accrued by such Person or guaranteed by such Person or for which such Person is otherwise liable or responsible (including an agreement to assume the indebtedness of others); (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures, or similar instruments; (d) all obligations of such Person in respect of letters of credit (to the extent drawn), surety bonds or similar arrangements; (e) all obligations of such Person in respect of hedging agreements; (f) all obligations of such Person under capital leases; (g) all Liability of such Person in respect of bankers acceptances; (h) all amounts owing by such Person under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (i) all indebtedness secured by any mortgage, indenture, deed of trust or other Security Interest upon any assets or properties of such Person even though such Person may not have assumed or become liable for the payment of such indebtedness; and (j) all interest, fees and other expenses with respect to any of the foregoing.

“Indemnified Party” is defined in Section 9.4(a) of this Agreement.

“Indemnifying Party” is defined in Section 9.4(a) of this Agreement.

“Indemnity Escrow Amount” is defined in Section 2.3(a)(ii) of this Agreement.

“Indemnity Notice Period” is defined in Section 9.4(b) of this Agreement.

“Independent Accounting Firm” is defined in Section 2.4(b) of this Agreement.

“Insurance Cap” is defined in Section 6.11(b) of this Agreement.

“Insurance Policies” is defined in Section 4.15(a) of this Agreement.

“Intellectual Property” means (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and Know-How, and (f) all computer software.

“Interests” is defined in the recitals of this Agreement.

“IRS” means the Internal Revenue Service.

“Key Employees” means Leonard Morrissey and Thomas Pursch.

“Know-How” means all design technology, manufacturing techniques, process development, materials technology, and drawings and specifications for products.

“Knowledge of the Company” means the knowledge of James L. Jacobs, Leonard Morrissey, Thomas Pursch, Ray Prunier and Joelle Stone, after due inquiry.

“Leased Real Property” is defined in Section 4.12(a) of this Agreement.

“Legal Action” means any action, suit, proceeding, hearing, arbitration, investigation, charge, complaint, claim, demand or similar action taken by, filed with or otherwise involving any Governmental Body.

“Legal Order” means any judgment, order, writ, decree, ruling, charge, injunction or other restriction of any Governmental Body or any arbitration award.

“Liability” means, with respect to any Person, any liability, obligation, encumbrance, Tax, cost, interest or expense of such Person and any claim, judgment, lawsuit, damage, penalty or fine against such Person, in each case of any kind, character or description, whether or not known, absolute, accrued, liquidated, due or to become due, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation Conditions” is defined in Section 9.4(b) of this Agreement.

“Loss” or “Losses” is defined in Section 9.2 of this Agreement.

“Malicious Instructions” is defined in Section 4.32(b) of this Agreement.

“Material Agreement” or “Material Agreements” is defined in Section 4.14 of this Agreement.

“Materiality Qualifiers” is defined in Section 9.6 of this Agreement.

“Member Special Claim” is defined in Section 9.5(b)(i) of this Agreement.

“Member” or “Members” is defined in the preamble of this Agreement.

“Member Indemnified Party” or “Member Indemnified Parties” is defined in Section 9.3 of this Agreement.

“Member Representative” is defined in Section 10.15(a) of this Agreement.

“Most Recent Balance Sheet” is defined in Section 4.5(a) of this Agreement.

“Most Recent Financial Statements” is defined in Section 4.7(a) of this Agreement.

“Most Recent Fiscal Month End” is defined in Section 4.7(a) of this Agreement.

“Net Working Capital Adjustment” means (a) if the amount of the Closing Net Working Capital is less than the Net Working Capital Target, then the Net Working Capital Adjustment is the aggregate amount of such deficiency expressed as a negative number; and (b) if the amount of the Closing Net Working Capital is greater than the Net Working Capital Target, then the Net Working Capital Adjustment is the aggregate amount of such excess expressed as a positive number.

“Net Working Capital Target” means the amount of $3,805,000.

“Notice of Claim” is defined in Section 9.4(a) of this Agreement.

“NYSE” is defined in Section 6.10(a) of this Agreement.

“NYSE Listing Application” is defined in Section 6.10(a) of this Agreement.

“Objection Notice” is defined in Section 2.4(b) of this Agreement.

“Open Source Software” is defined in Section 4.31(c) of this Agreement.

“Organizational Documents” means, the certificate of formation and operating agreement, or equivalent organizational documents, in each case as currently in effect, of each Company Entity.

“Other Bonus Payments” means the bonuses in the aggregate amount of $1,000,000 payable to the employees of the Company pursuant to Section 6.12 of this Agreement.

“Ownership Percentage” means, with respect to any Member, the percentage set forth opposite each Member’s name on Schedule I attached hereto under the heading “Ownership Percentage.”

“Paperless Parts” is defined in in the Recitals to this Agreement.

“Perimeter Road Lease” is defined in Section 2.3(b)(v) of this Agreement.

“Permits” is defined in Section 4.10 of this Agreement.

“Permitted Exceptions” means liens for current Taxes and installments of special assessments and other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by a Company Entity; recorded conditions, easements, reservations, covenants and restrictions and similar matters of record affecting title to the Leased Real Property or the real property on which the Leased Real Property is situated and that do not materially impair the operations of the Company; zoning, entitlement, building and other laws and land use regulations that do not materially impair the operations of the Company; statutory or common law liens and Security Interests to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements arising or incurred in the ordinary course of business; mechanic’s, carriers’, workers’, repairers’ and similar common law and statutory liens and Security Interests arising or incurred in the ordinary course of business for amounts which are not delinquent; public roads and highways; matters that would be disclosed by a current title examination or an inspection or accurate survey of each parcel of Leased Real Property; liens, Security Interests, and other encumbrances on Leased Real Property arising from the provisions of the Real Property Leases; other liens and Security Interests arising in the ordinary course of business and (a) not incurred in connection with the borrowing of money and (b) not delinquent or in default.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

“Personal Information” is defined in Section 4.32(e) of this Agreement.

“Pre-Closing Taxes” means all Taxes with respect to (a) each Company Entity with respect to any Pre-Closing Tax Period,  (b) any member of an affiliated, consolidated, combined or unitary group of which any Company Entity (or any predecessor thereto) is or was a member before Closing, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law, and (c) any Person (other than a Company Entity) imposed on a Company Entity for any period as a transferee or successor with respect to any transaction occurring on or before the Closing Date, by Applicable Law, contract or otherwise.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Proprietary Information Technology Systems” means the Computer Systems (or portions of Computer Systems) that any Company Entity (either directly or through a third Person) has developed, customized or enhanced, or is in the process of developing, customizing or enhancing.

“Proprietary Software” means all software that is owned by a Company Entity and part of one or more Proprietary Information Technology Systems.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Common Stock” is defined in Section 1.2 of this Agreement.

“Purchaser Indemnified Party” or “Purchaser Indemnified Parties” is defined in Section 9.2 of this Agreement.

“Purchaser Special Claim” is defined in Section 9.5(a)(i) of this Agreement.

“Purchaser Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or would reasonably be expected to have an adverse effect on the condition (financial or otherwise), properties, business, operations or results of operations of Purchaser or any of its subsidiaries which is material to Purchaser and its subsidiaries, taken as a whole.

“Purchaser’s Proposed Calculations” is defined in Section 2.4(a)) of this Agreement.

“Real Property” is defined in Section 4.12(a) of this Agreement.

“Real Property Leases” is defined in Section 4.12(a) of this Agreement.

“Remaining Disputed Items” is defined in Section 2.4(b) of this Agreement.

“Rep and Warranty Insurance Binder” means the Binder Agreement for the Rep and Warranty Policy, dated on or about the date hereof, by and between Euclid Transactional, LLC and Purchaser, a true and complete copy of which will be provided to the Member Representative.

“Rep and Warranty Policy” means the representation and warranty insurance policy for the benefit of the Purchaser Indemnified Parties, to be issued pursuant to the Rep and Warranty Insurance Binder.

“Representative Expenses” is defined in Section 10.15(b).

“Representative Fund” is defined in Section 1.1(i) of this Agreement.

“Representatives” is defined in Section 6.3 of this Agreement.

“Response Period” is defined in Section 2.4(b) of this Agreement.

“Restricted Employees” is defined in Section 6.8 of this Agreement.

“Restrictive Product Customer” is defined in Section 4.13(h) of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 5.8(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means, exclusive of the Permitted Exceptions, any mortgage, pledge, deed of trust, lien, encumbrance, charge, conditional sales agreement, title retention agreement, claims under bailment or storage agreements, material defect as to title, licenses, or other security interest or encumbrance whatsoever, other than (a) mechanic’s, materialmen’s, and similar liens for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Special Claims Escrow Amount” is defined in Section 2.3(a)(ii) of this Agreement.

“Special Litigation Claims” is defined in Section 2.3(a)(ii) of this Agreement.

“Stock Consideration” is defined in Section 2.3(a)(iii).

“Straddle Period” means any complete Tax period of any Company Entity relating to any Tax that includes but does not end on the Closing Date.

“Subsidiary” means any entity of which the Company, directly or indirectly, owns Capital Stock sufficient to elect a majority of the board of directors or persons performing a similar function.

“Tax” or “Taxes” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Governmental Body; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Total Purchaser Shares” is defined in Section 1.4(a) of this Agreement.

“Transaction Documents” means this Agreement, the Escrow Agreement and each of the other agreements, documents and instruments required to be delivered by the any of the parties at or before the Closing in accordance with the provisions hereof.

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by any of the Company Entities on or prior to the Closing Date in connection with or resulting from the Closing (or included as a liability in Closing Net Working Capital) (other than the Other Bonus Payments), (b) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by Company or any of its Subsidiaries with respect to the payment of any Closing Indebtedness, (c) the amount of investment banking, legal, and accounting fees and expenses paid or payable by Company or any of its Subsidiaries in connection with or resulting from the Closing, and (d) any employment Taxes with respect to the amounts set forth in clause (a) of this definition.  The parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the foregoing clause (c) of this definition.

“Transfer Agent” is defined in Section 2.3(a)(iii).

“Working Capital Escrow Amount” is defined in Section 2.3(a)(ii) of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:

PROTO LABS, INC.

By: /s/ John A. Way

Name: John A. Way

Title: Chief Financial Officer

COMPANY:

THE RAPID MANUFACTURING GROUP LLC

By: /s/ James L. Jacobs, II

Name: James L. Jacobs, II

Title: Manager

MEMBER REPRESENTATIVE:

/s/ James L. Jacobs, II

James L. Jacobs, II

[Signatures Continue on Next Page]

[Signature Page to Membership Interest Purchase Agreement]

[Continued from Previous Page]

MEMBERS:

THE JACOBS BUSINESS TRUST

By: /s/ James L. Jacobs, II

Name: James L. Jacobs II

Title: Trustee

THE JOANNE F. JACOBS TRUST U/I/D 29 MARCH 1991, AS AMENDED

By: /s/ Joanne F. Jacobs

Name: Joanne F. Jacobs

Title: Trustee

BEAUMARIS HOLDINGS, LLC

By: /s/ James L. Jacobs, II

Name: James L. Jacobs, II

Title: Manager

JAMES L. JACOBS TRUST U/I/D 29 MARCH 1991, AS AMENDED

By: /s/ James L. Jacobs

Name: James L. Jacobs

Title: Trustee

/s/ William J. Infantine

William J. Infantine

/s/ Thomas Pursch

Thomas Pursch

[Signature Page to Membership Interest Purchase Agreement]